Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

CETUS CAPITAL ACQUISITION CORP.,

MKD TECHNOLOGY INC.,

MKDWELL LIMITED

and

MING-CHIA HUANG

(in his capacity as the Shareholders’ Representative)

dated as of June 20, 2023

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TABLE OF CONTENTS CONTINUED

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TABLE OF CONTENTS CONTINUED

EXHIBIT

Exhibit A	Form of Lock-up Agreement
Exhibit B	Form of Amended and Restated Certificate of Incorporation
Exhibit C	Form of Amended and Restated Bylaws
Exhibit D	Form of Amended and Restated Registration Rights Agreement
Exhibit E	Form of Promissory Note

SCHEDULES
Schedule I	Parties to Employment Agreements
Schedule II	Company Disclosure Schedule

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BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (as the same may be amended, restated, supplemented or modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of June 20, 2023, is entered into by and among Cetus Capital Acquisition Corp., a Delaware corporation (“SPAC”), MKD Technology Inc., a Taiwan corporation with registration number 28408583 (the “Company”), MKDWELL Limited, a company incorporated in the British Virgin Islands with BVI Company Number: 2121160 (“MKD BVI”), and Ming-Chia Huang, in his capacity as the Company Shareholders’ Representative (the “Shareholders’ Representative”).

W I T N E S E T H:

WHEREAS, the Company is in the business of designing and manufacturing industrial embedded system and automotive electronics (the “Business”);

WHEREAS, SPAC is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

WHEREAS, the Shareholders’ Representative will incorporate a British Virgin Islands business company (“Pubco”) in connection with the Closing for the purpose of serving as the public listed company whose shares shall be traded on Nasdaq, which company shall initially be owned by the Shareholders’ Representative;

WHEREAS, Pubco will incorporate a British Virgin Islands business company and wholly-owned subsidiary of Pubco (“Merger Sub 1”) for the sole purpose of merging with and into MKD BVI (the “Acquisition Merger”) with MKD BVI being the surviving entity and a wholly-owned subsidiary of Pubco (the “Surviving Corporation”);

WHEREAS, Pubco will also incorporate a British Virgin Islands business company and wholly-owned subsidiary of Pubco (“Merger Sub 2”), to be formed for the sole purpose of the merger of SPAC with and into Merger Sub 2 (the “SPAC Merger”), in which SPAC will be the surviving entity (the “SPAC Merger Surviving Corporation”);

WHEREAS, for U.S. federal income Tax purposes, the parties hereto intend that the SPAC Merger and the Acquisition Merger will qualify as a single integrated transaction that qualifies for nonrecognition treatment under Section 351 of the Code, and the Boards of Directors of the SPAC and the Company have approved this Agreement and intend, and the Boards of Directors of Pubco, Merger Sub 1 and Merger Sub 2 will approve this Agreement;

WHEREAS, the Board of Directors of the Company has determined that this Agreement, the Acquisition Merger, the SPAC Merger and the other transactions contemplated by this Agreement are fair and advisable to, and in the best interests of, the Company and the Company Shareholders; and

WHEREAS, the Board of Directors of SPAC has determined that this Agreement, the SPAC Merger, the Acquisition Merger and the other transactions contemplated by this Agreement are fair and advisable to, and in the best interests of, SPAC and its stockholders.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.01 Definitions. As used in this Agreement, the following terms have the meanings set forth or as referenced below:

“Acquisition Merger” has the meaning set forth in the Recitals.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than SPAC or its Affiliates) concerning the acquisition of the Company or any of its commonly Controlled Affiliates, any merger or consolidation with or involving the Company or any of its commonly Controlled Affiliates, any acquisition or license of any material assets of the Company or any of its commonly Controlled Affiliates used in, held for use in, necessary for or related to the business of the Company, any “acquihire” or similar transaction involving the transfer of employment of employees of the Company or any of its commonly Controlled Affiliates, or any issuance, acquisition or transfer of any of the share capital of the Company or any of its commonly Controlled Affiliates or any rights convertible into or exchangeable for share capital of the Company or any of its commonly Controlled Affiliates.

“Action” means any action, charge, suit, arbitration, hearing, mediation, audit, inquiry, investigation or other proceeding, whether civil or criminal, at law or in equity, before or by any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Aggregate Merger Consideration” means $230,000,000 (two hundred and thirty million dollars).

“Agreement” has the meaning set forth in the Preamble.

“Amended and Restated Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement to be entered into among the SPAC, the Sponsor, EF Hutton, division of Benchmark Investments, LLC, Pubco and the other parties thereto, substantially in the form attached as Exhibit D hereto.

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“Ancillary Agreements” means the Lock-Up Agreements, the Amended and Restated Registration Rights Agreement, the Employment Agreements, and all other agreements, certificates and instruments executed and delivered in connection with the transactions contemplated hereby, including the Letters of Transmittal.

“Anti-Money Laundering Laws” means any anti-money laundering and/or counter-terrorism legislation, rules, regulations or policies with the force of law, that are applicable to the Company in any jurisdiction.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including the U.S. Foreign Corrupt Practices Act, as amended (FCPA), the UK Bribery Act 2010 and the U.S. Travel Act, 18 U.S.C. § 1952.

“Audited 2021/2022 Financial Statements” has the meaning set forth in Section 7.06.

“Average SPAC Stock Price” means $10 per share.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, a Sunday or any day on which banks in New York and Taiwan, are authorized or required by applicable Law to be closed for business.

“BVI” means the British Virgins Islands.

“BVI Business Companies Act” means the BVI Business Companies Act (Revised 2020) of the British Virgins Islands.

“CCPA” has the meaning set forth in the definition of Data Protection Laws.

“Closing” has the meaning set forth in Section 3.02.

“Closing Company Cash” has the meaning set forth in Section 4.01(d).

“Closing Company Debt” has the meaning set forth in Section 4.01(d).

“Closing Date” has the meaning set forth in Section 3.02.

“Closing Date Merger Consideration” means the sum of the Aggregate Merger Consideration less the amount of Closing Company Debt, plus the amount of Closing Company Cash, in each case, as reflected on the Closing Statement, such sum being then MULTIPLIED by the percentage of equity interest of the Company which MKD BVI directly or indirectly owns as of the Closing Date (the “Adjustment Factor”).

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“Closing Date Share Merger Consideration” means certain Pubco Ordinary Shares the aggregate number of which shall be equal to the Closing Date Merger Consideration divided by the Average SPAC Stock Price.

“Closing Statement” has the meaning set forth in Section 4.01(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement or other labor Contract (including any contract or agreement with any works council, labor or trade union or other employee representative body).

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” has the meaning specified in Section 5.13(a).

“Company Board” means the board of directors of the Company.

“Company Charter” means the Constitution constitutive and governing articles and bylaws of the Company.

“Company Convertible Securities” has the meaning specified in Section 5.06(a).

“Company Disclosure Schedule” has the meaning set forth in Section 12.13(a).

“Company Employees” means full-time employees of the Company.

“Company Fundamental Representations” means the representations and warranties set forth in Section 5.01, Section 5.02, Section 5.03, Section 5.04 (but only clause (a) thereof), Section 5.06 and Section 5.16.

“Company IP” means any and all Intellectual Property owned (or purported to be owned) by the Company.

“Company Material Adverse Effect” means a change, event, effect or circumstance that, individually or in the aggregate, has a material adverse effect on (a) the business, financial condition, assets, Liabilities, results of operations or prospects of the Company and the Company Subsidiaries taken as a whole; provided, however, that no event, change, circumstance, effect, development, condition or occurrence resulting from, arising out of or relating to any of the following shall constitute or be deemed to contribute to a Company Material Adverse Effect, or shall otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) changes in applicable Laws, GAAP or other applicable accounting rules, (ii) changes in general economic, political, business or regulatory conditions, (iii) changes in United States or global financial, credit, commodities, currency or capital markets or conditions, (iv) the outbreak or escalation of war, military action or acts of terrorism, changes due to natural disasters or pandemics, (v) any action expressly required by this Agreement or any Ancillary Agreement or taken with the prior written consent of SPAC, (vi) the public announcement, pendency or completion of the transactions contemplated by this Agreement, (vii) the COVID-19 pandemic, (viii) the failure in and of itself to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition), except, in the case of clauses (i) through (iv) and clause (vii) to the extent such event, change, circumstance, effect, development, condition or occurrence has or would reasonably be expected to have a disproportionately adverse impact on and the Company Subsidiaries taken as a whole as compared to other Persons operating in any of the industries in which the Company and its Subsidiaries operate; or (b) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

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“Company Ordinary Shares” means the ordinary shares of the Company.

“Company Party” means the Company, the Company Subsidiaries, MKD BVI, Pubco and the Pubco Subsidiaries.

“Company Product” means each of the products and services (including all versions thereof) that have been or are currently being marketed, distributed, licensed, sold, offered, supported, made available or provided, or for which any material development has commenced, by or on behalf of the Company or any Company Subsidiary.

“Company Service Provider” means each current or former director, officer, employee or consultant or independent contractor of the Company or any Company Subsidiary (excluding attorneys, advisors, accountants and similar professionals).

“Company Software” means the Software owned or purported to be owned by the Company or any Company Subsidiary.

“Company Shareholder” means each holder of Company Ordinary Shares.

“Company Subsidiary” means a Subsidiary of the Company.

“Company Transaction Expenses” means, without duplication, (a) all fees, costs and expenses incurred at or prior to the Closing (whether or not billed or accrued for) by or on behalf of the Company or any other Company Party in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including all of the fees, disbursements and expenses of attorneys, actuaries, accountants, financial advisors and other advisors, (b) any severance, change of control, sale, retention or similar bonuses, compensation or payments (together with the employer portion of employment Taxes payable in connection with such amounts) payable to any current or former director, officer, employee or independent contractor of the Company or any Company Party as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and which are payable by reason of any Contracts or arrangements entered into by the Company or any Company Party at or prior to the Closing, and (c) all fees and expenses related to the filing pursuant to the HSR Act, if any.

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement entered into by the parties on February 23, 2023.

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“Contract” means any written or oral note, bond, mortgage, indenture, guarantee, license, agreement, contract, lease, legally binding commitment, legally binding letter of intent or other similar instrument, and any amendments thereto.

“Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The terms “Controlled,” “Controlled by,” “under common Control with” and “commonly Controlled” shall have correlative meanings.

“Covered Persons” has the meaning set forth in Section 7.13(a).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“Data Protection Laws” means the following legislation to the extent applicable: (a) the California Consumer Privacy Act of 2018, as amended, and its implementing regulations (the “CCPA”); and (b) any other data protection, privacy or cybersecurity Laws or legally binding self-regulatory requirements, guidance and codes of practice applicable to the processing or security of Personal Information, in each case as amended and/or replaced from time to time.

“Deductible” has the meaning set forth in Section 11.03(a).

“Delaware Courts” has the meaning set forth in Section 12.06(b).

“DGCL” means Delaware General Corporation Law.

“Direct Claim” has the meaning set forth in Section 11.05.

“Dissenting Shares” has the meaning set forth in Section 4.05.

“Effective Time” has the meaning set forth in Section 3.02.

“Employment Agreements” means the employment agreement between Pubco and each of the Persons listed on Schedule I hereto in form and substance to be agreed between Pubco and the Company.

“Encumbrance” means any lien, encumbrance, charge, security interest, mortgage, pledge, indenture, deed of trust, option, right of first offer or refusal or transfer restriction, or any other similar restrictions or limitations on the ownership or use of real or personal property or similar irregularities in title thereto.

“Enforceability Exceptions” means any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

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“Environmental Laws” means any and all applicable Laws relating to pollution, protection of the environment (including natural resources) and human health and safety, or the use, storage, emission, disposal or release of or exposure to Hazardous Materials.

“Exchange Act” has the meaning set forth in Section 6.03(a).

“Excluded Shares” has the meaning set forth in Section 4.01(c).

“Financial Statements” has the meaning specified in Section 5.07.

“Fraud” means, with respect to any party, actual and intentional fraud or willful misconduct in the making of a representation or warranty contained in this Agreement by such party with a specific intent to deceive another party or to induce such other party to enter into this Agreement and to receive a material benefit from such deception, in each case, constituting fraud pursuant to the laws of the State of Delaware in the U.S. For the avoidance of doubt, the term “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, any torts (including a claim for fraud) based on negligence or any claim based on constructive knowledge, negligent or reckless misrepresentation or similar theory.

“GAAP” means generally accepted accounting principles and practices in the United States.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence, or which governs its internal affairs.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision or any self-regulated organization, stock exchange or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law) or any arbitrator, arbitration panel, court or tribunal.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, mold, per- and polyfluoroalkyl substances or pesticides.

“HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976.

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“Immaterial Licenses” means with respect to the Company and its Subsidiaries, any of the following Contracts entered into in the ordinary course of business: (a) permitted use right to confidential information in a nondisclosure agreement; (b) license, assignment, covenant not to sue, or waiver of rights with any current and former employees, consultants or independent contractors of such Person for the benefit of the Company or any Company Subsidiary pursuant to the Company’s (or the Company Subsidiaries’) standard form(s) thereof (copies of which have been provided by the Company to SPAC); and (c) any non-exclusive license that is not material to the Business and is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as: (i) sales or marketing or similar Contract that includes a license to use the trademarks of the Company or the Company Subsidiaries for the purposes of promoting the goods or services of the Company or the Company Subsidiaries; (ii) vendor Contracts that include permission for the vendor to identify the Company (or a Company Subsidiary) as a customer of the vendor; (iii) Contracts to purchase or lease equipment or materials, such as a photocopier, computer, or mobile phone that also contains a license of Intellectual Property rights; or (iv) license for the use of Software that is preconfigured, preinstalled, or embedded on hardware or other equipment.

“Indebtedness” means, without duplication, (i) all obligations for borrowed money (including all sums due on early termination and repayment or redemption calculated to the Closing Date) or extensions of credit (including under credit cards, bank overdrafts, and advances), (ii) all obligations evidenced by bonds, debentures, notes, or other similar instruments (including all sums due on early termination and repayment or redemption calculated to the Closing Date), (iii) all obligations to pay the deferred purchase price of property or services (including any earnouts), except trade accounts payable arising in the ordinary course of business that are not past due, (iv) all obligations of others secured by a lien on any asset of the Company or any Company Subsidiary, (v) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, (vi) all obligations to reimburse the issuer in respect of drawn letters of credit or under performance or surety bonds, or other similar obligations, (vii) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements, (viii) all obligations under leases which have been or should be, in accordance with GAAP, recorded as capital leases, and (ix) any pre-payment or other penalties or expenses (including legal expenses of the lenders) required to be paid if all Indebtedness were repaid in full on the Closing Date.

“Intellectual Property” means any and all intellectual property rights throughout the world, including any and all U.S. and foreign intellectual property and industrial property rights in or to the following: (a) patents, patent applications and patent disclosures, including any continuations, divisions, continuations-in-part, reexaminations, extensions, renewals, reissues and foreign counterparts of or for any of the foregoing, (b) Trademarks, (c) Internet domain names, and social media usernames, handles and similar identifiers, (d) works of authorship, content, copyrights and copyrightable subject matter, design rights and moral and economic rights therein, (e) rights in Software, data, data complications and databases, (f) trade secrets and other confidential and proprietary information, including confidential and proprietary customer and supplier lists, pricing and cost information, and business and marketing plans and proposals (collectively, “Trade Secrets”), (g) rights in ideas, know-how, inventions (whether or not patentable or reduced to practice), processes, formulae and methodologies, compositions, technologies, techniques, specifications, protocols, schematics and research and development information, (h) any and all applications, registrations and recordings for the foregoing and (i) all rights in the foregoing (including pursuant to licenses, common-law rights, statutory rights and contractual rights) and in other similar intangible assets, in each case to the extent protectable under applicable Law.

“Intended Tax Treatment” has the meaning set forth in Section 8.03.

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“Interest Rate” means the annual yield rate, on the date to which the 90-Day Treasury Rate relates, of actively traded U.S. Treasury securities having a remaining duration to maturity of three (3) months, as such rate is published under “Treasury Constant Maturities” in Federal Reserve Statistical Release H.15 (519).

“International Trade Laws” means any Law relating to international trade, including: (i) import laws and regulations administered by U.S. Customs and Border Protection, (ii) export control regulations issued by the U.S. Department of State pursuant to the International Traffic in Arms Regulations (22 C.F.R. 120 et seq.) and/or the U.S. Department of Commerce pursuant to the Export Administration Regulations (15 C.F.R. 730 et seq.); (iii) sanctions laws and regulations as administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (31 C.F.R. Part 500 et seq.); and (iv) U.S. anti-boycott laws and requirements (Section 999 of the Code, or related provisions, or under the Export Administration Act, as amended, 50 U.S.C. App. Section 2407 et seq.).

“IT Systems” means any and all Software, hardware, servers, systems, sites, circuits, networks, data communications lines, routers, hubs, switches, interfaces, websites, platforms and other computer, telecommunications and information technology assets and equipment, and all associated documentation.

“Knowledge of SPAC” (or any variant thereof) means the actual knowledge as of the date hereof of any of the Chief Executive Officer and Chief Financial Officer of the SPAC, after reasonable internal inquiry.

“Knowledge of the Company” (or any variant thereof) means the actual knowledge as of the date hereof of any of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or Chief Accounting Officer, or their equivalent, of the Company and of each Company Subsidiary, after reasonable internal inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, Governmental Order, constitution, treaty, common law, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased, licensed or otherwise occupied by the Company or any of the Company’s Subsidiaries.

“Letter of Transmittal” has the meaning set forth in Section 4.03(a).

“Liabilities” means any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest (including any PPS Security Interest), title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable securities Laws.

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“Lock-up Agreements” means the agreements to be entered into between Pubco and all directors and officers of Pubco and shareholders who hold more than five percent (5%) of the outstanding equity securities of the Pubco as of the Closing Date, and the lock-up agreements to be entered into between Pubco and the Sponsor in respect of Pubco Ordinary Shares held by the Sponsor or any of its Affiliates (other than shares acquired in connection with any equity financing transaction completed at or prior to Closing), to be effective as of the Closing, in substantially the form attached as Exhibit A.

“Losses” means any and all losses, damages, Liabilities, Taxes, deficiencies, obligations, claims, costs, interest, awards, judgments, fines, charges, penalties, settlement payments, expenses (including reasonable out-of-pocket expenses of investigation, enforcement and collection and reasonable out-of-pocket attorneys’, actuaries’, accountants’ and other professionals’ fees, disbursements and expenses) of any kind; provided, however, that “Losses” shall not include lost profits, lost revenues, business interruption, loss of business reputation or opportunity, diminution in value, consequential, indirect, incidental, special, unforeseen exemplary or punitive damages, or any damages based upon any type of multiple, except to the extent (a) in the case of exemplary or punitive damages to the extent paid to an unaffiliated third party or (b) in the case of consequential damages, reasonably foreseeable; provided, further, that, for avoidance of doubt, “Losses” shall not include any changes in and of themselves in the price of SPAC Common Stock as reported on Nasdaq or otherwise.

“Material Adverse Effect” means, with respect to the particular party, any event, change or circumstance that has a material adverse effect on (i) the assets, business, results of operations, financial condition or prospects of the party; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change in applicable Laws or GAAP as applicable after the date hereof or any official interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Transactions or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (d) any change generally affecting any of the industries or markets in which the party operates or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required by this Agreement or with the prior written consent of the other party, (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, pandemic, weather condition, explosion fire, act of God or other force majeure event, including, for the avoidance of doubt, COVID-19 and any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the party’s compliance therewith, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the party operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of the party to meet any projections, forecasts or budgets or (i) any actions taken, or failures to take action, or such other changes or events, in each case, which SPAC has requested or to which it has consented; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the case of clause (a), (b), (d), (f) and (g) to the extent that such change does not have a disproportionate impact on the party as compared to other industry participants or (ii) the ability of the party to consummate the Transactions.

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“Material Contracts” has the meaning specified in Section 5.12(a).

“Material Permits” has the meaning specified in Section 5.23.

“Merger Sub 1” has the meaning set forth in the Recitals.

“Merger Sub 2” has the meaning set forth in the Recitals.

“MKD BVI Ordinary Share” means each issued and outstanding ordinary share of MKD BVI.

“MKD BVI Shareholder” means each holder of MKD BVI Ordinary Shares.

“Nasdaq” means the Nasdaq Capital Market.

“Non-U.S. Subsidiaries” has the meaning set forth in Section 8.05.

“Off-the-Shelf Software” means Software (or the provision of Software-enabled services) that is licensed under a “shrink wrap,” “click wrap,” “off the shelf” or other standard commercial terms.

“Outside Date” has the meaning set forth in Section 10.01(b).

“Owned Company Software” means all Software owned or purported to be owned, in whole or in part, by the Company by a Company Subsidiary.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned, in whole or in part, by the Company or one of its Subsidiaries and includes the Owned Company Software.

“Permits” means all licenses, permits, franchises, waivers, orders, registrations, consents and other authorizations and approvals of or by a Governmental Authority.

“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate proceedings, in each case, for which adequate reserves are being maintained in accordance with GAAP, (b) mechanics, carriers’, workmen’s, repairmen’s or other like common law or statutory Encumbrances arising or incurred in the ordinary course of business consistent with past practice and as to which there is no default on the part of the Company or SPAC, or any of their respective Subsidiaries, or amounts which are not yet due and payable or the amount and validity of which are being contested in good faith by appropriate proceedings, (c) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice, (d) restrictions on transfer imposed by federal and state insurance and securities Laws, (e) easements, rights of way, zoning ordinances and other similar encumbrances that would not, individually or in the aggregate, materially impair the continued use, operation, marketability or value of the specific parcel of real property to which they relate or the conduct of the business of the Company or SPAC (or any of their respective Subsidiaries), as currently conducted, (f) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business that would not, individually or in the aggregate, materially impair the continued use, operation and marketability or value of the specific parcel of real property to which they relate or the conduct of the business of the Company or SPAC (or any of their respective Subsidiaries), as currently conducted, (g) Encumbrances that will be released at or prior to the Closing, and (h) liens to lenders incurred in deposits made in the ordinary course in connection with maintaining bank accounts.

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“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a joint venture, a trust or other entity or organization, including a Governmental Authority.

“Personal Information” means all information, in any form, that, alone or in combination with other information, regards or is reasonably capable of being associated with an identifiable natural person, including (a) name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number, driver’s license number and passport number), credit card or other financial information, medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, photograph, face geometry or biometric information, and any other data used or intended to be used to identify, contact or precisely locate an individual, (b) data regarding an individual’s activities online or on a mobile or other application (e.g., searches conducted, web pages or content visited or viewed), (c) Internet Protocol addresses or other persistent identifiers, or (d) any information that is defined as “personal data,” “personal information” or “personally identifiable information” or a similar term under any applicable Data Protection Laws.

“PFIC” has the meaning set forth in Section 8.05.

“Plan of Merger” has the meaning set forth in Section 3.02.

“PM1” has the meaning set forth in Section 2.02.

“PRC” means People’s Republic of China, excluding, for the purposes of this Agreement only, Taiwan and the special administrative regions of Hong Kong and Macau.

“Privacy and Security Requirements” means, to the extent applicable to the Company or any of its Subsidiaries, any Laws relating to privacy and data security.

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“Pro Rata Portion” means, with respect to any MKD BVI Shareholder, a fraction (expressed as a percentage), the numerator of which is the aggregate number of issued and outstanding MKD BVI Ordinary Shares owned by such MKD BVI Shareholder as of immediately prior to the Closing, and the denominator of which is the aggregate number of issued and outstanding MKD BVI Ordinary Shares as of immediately prior to the Closing.

“Prospectus” has the meaning set forth in Section 7.14(a).

“Protected Data” means Personal Information and Confidential Data.

“Proxy Statement/Prospectus” has the meaning set forth in Section 7.14(a).

“Pubco” has the meaning set forth in the Recitals.

“Pubco Ordinary Shares” means ordinary shares of Pubco.

“Pubco Subsidiary” means a Subsidiary of Pubco.

“Real Estate Lease Documents” has the meaning specified in Section 5.18(b).

“Registrar” has the meaning set forth in Section 2.02.

“Registration Statement” has the meaning set forth in Section 7.14(a).

“Registered Intellectual Property” has the meaning specified in Section 5.11(a).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required SPAC Shareholder Approval” has the meaning set forth in Section 9.01(b).

“Requisite MKD BVI Shareholder Approval” has the meaning set forth in Section 9.01.

“Resignations” has the meaning set forth in Section 7.04.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any and all computer programs, including all software implementations of algorithms, models and methodologies, whether in source code (human readable format) or object code (machine readable format) or other format and including executables, libraries and other components thereof, including technology supporting the foregoing, and all documentation, including user manuals and training materials, and related to the foregoing.

“SPAC” has the meaning set forth in the Preamble.

“SPAC Common Stock” means the Class A common stock, par value $0.0001 per share, of SPAC.

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“SPAC Financial Statements” has the meaning set forth in Section 6.03(b).

“SPAC Fundamental Representations” means the representations and warranties set forth in Section 6.01, Section 6.02, Section 6.05 (but only clause (a) thereof), Section 6.06 and Section 6.08.

“SPAC Indemnitees” has the meaning set forth in Section 11.02.

“SPAC Material Adverse Effect” means a change, event, effect or circumstance that, individually or in the aggregate, has a material adverse effect on the ability of SPAC to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that “SPAC Material Adverse Effect” shall not include any change, event, effect or circumstance, directly or indirectly, arising out of or attributable to; (i) changes in applicable Laws, GAAP or other applicable accounting rules, (ii) changes in general economic, political, business or regulatory conditions, (iii) changes in United States or global financial, credit, commodities, currency or capital markets or conditions, (iv) the outbreak or escalation of war, military action or acts of terrorism, changes due to natural disasters or pandemics, (v) the public announcement, pendency or completion of the transactions contemplated by this Agreement, or (vi) the COVID-19 pandemic, except, in the case of clauses (i) through (iv) and clause (vi) to the extent such change, event, effect or circumstance has or would reasonably be expected to have a disproportionately adverse impact on SPAC.

“SPAC Merger” has the meaning set forth in the Recitals.

“SPAC Merger Certificate” has the meaning set forth in Section 2.02.

“SPAC Merger Effective Time” has the meaning set forth in Section 2.02.

“SPAC Merger Surviving Corporation” has the meaning set forth in Section 2.01.

“SPAC Parties” means SPAC and all of its Subsidiaries collectively, and “SPAC Party” refers to any one of them.

“SPAC Party Shareholder Approval Matters” has the meaning set forth in Section 7.14(a).

“SPAC Rights” means the rights to receive one-sixth (1/6) of one share upon the consummation of an initial business combination as described in the prospectus of the SPAC.

“SPAC SEC Reports” has the meaning set forth in Section 6.03(a).

“SPAC Stockholder” means each holder of SPAC Common Stock.

“SPAC Special Meeting” has the meaning set forth in Section 7.14(a).

“SPAC Unit” means a unit of SPAC comprised of one share of SPAC Class A common stock, one SPAC Warrant and one SPAC Right.

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“SPAC Warrant” means a warrant exercisable to purchase one share of SPAC Class A common stock.

“Sponsor” means Cetus Sponsor LLC, a Delaware limited liability company.

“Stockholder Register” has the meaning set forth in Section 2.06(a)(i).

“Shareholders’ Representative” has the meaning set forth in the Preamble.

“Shareholders’ Representative Expenses” has the meaning set forth in Section 12.11(f).

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any entity, any other entity as to which it owns, directly or indirectly, or otherwise controls, more than fifty percent (50%) of the voting shares or other similar interests.

“Surviving Corporation” has the meaning set forth in Section 3.01.

“Taiwan Reorganization” has the meaning set forth in Section 7.15.

“Tax” or “Taxes” means any and all federal, state, county, local, foreign and other taxes, charges, fees, imposts, and governmental levies and assessments including all income, gross receipts, capital stock, premium, franchise, profits, production, value added, occupancy, gains, personal property replacement, employment and other employee and payroll related taxes, withholding, foreign withholding, social security, welfare, unemployment, disability, real property, personal property, license, ad valorem, transfer, workers’ compensation, windfall and net worth taxes, environmental, customs duty, severances, stamp, excise, occupations, sales, use, transfer, alternative minimum, estimated taxes, inventory, escheat, guaranty fund assessment, and other taxes, duties, fees, levies, customs, tariffs, imposts, obligations, charges and assessments of the same or a similar nature imposed, imposable or collected by any Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not.

“Tax Authority” means any Governmental Authority responsible for the administration or the imposition of any Tax.

“Tax Returns” means any return, report, declaration, election, estimate, information statement, claim for refund and return or other document (including any related or supporting information and any amendment to any of the foregoing and any sales and use and resale certificates) filed or required to be filed with any Tax Authority with respect to Taxes.

“Third-Party Claim” has the meaning set forth in Section 11.04(a).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

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“Trademarks” means trademarks, trade names, corporate names, brands, business names, trade styles, service marks, service names, logos, domain names, slogans, trade dress or other source or business identifiers and general intangibles of like nature, whether registered or unregistered, and whether arising under the laws of the United States or any state or territory thereof or any other jurisdiction anywhere in the world, and all registrations and applications for registration with respect to any of the foregoing, together with all goodwill associated with any of the foregoing.

“Transfer Taxes” means any and all transfer, sales, use, excise (including taxes imposed under Code section 4501), value-added, gross receipts, registration, real estate, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges (excluding Taxes measured in whole or in part by net income) arising out of or in connection with the transactions contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement to occur at or prior to the Closing on the Closing Date.

“Treasury Regulations” means the regulations promulgated by the Department of Treasury under the Code.

“User Agreement” means each Contract to which the Company (or a Company Subsidiary) is a party that constitutes an end user agreement, terms of use, terms of service, or end user license agreement that governs (or is intended to govern) the Company’s (or the Company Subsidiary’s) third party end users’ access to and use of any Company Product.

Section 1.02 Interpretation.

(a) As used in this Agreement, references to the following terms have the meanings indicated:

(i) to the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary;

(ii) to any Contract (including this Agreement) or “organizational document” are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time in accordance with the terms hereof and thereof;

(iii) to any Law are to such Law as amended, modified, supplemented or replaced from time to time and all rules and regulations promulgated thereunder, and to any section of any Law include any successor to such section;

(iv) to any Governmental Authority includes any successor to the Governmental Authority and to any Affiliate includes any successor to the Affiliate;

(v) to any “copy” of any Contract or other document or instrument are to a true and complete copy thereof;

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(vi) to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;

(vii) to the “date of this Agreement,” “the date hereof” and words of similar import refer to June 20, 2023; and

(viii) to “this Agreement” includes the Exhibits and Schedules (including the Company Disclosure Schedule) to this Agreement, except if the context otherwise requires.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” need not be disjunctive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c) Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding.”

(d) The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(e) References to a “party” hereto means SPAC, the Company, MKD BVI or the Shareholders’ Representative and references to “parties” hereto means SPAC, the Company, MKD BVI and the Shareholders’ Representative, unless the context otherwise requires, and any other parties acceding to this Agreement by addendum.

(f) References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.

(g) The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(h) No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement.

(i) All capitalized terms used without definition in the Exhibits and Schedules (including the Company Disclosure Schedule) to this Agreement shall have the meanings ascribed to such terms in this Agreement, except as may be otherwise provided in the Exhibits and Schedules.

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ARTICLE II

SPAC MERGER

Section 2.01 SPAC Merger. At the SPAC Merger Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the BVI Law and the DGCL, SPAC shall be merged with and into Merger Sub 2, the separate corporate existence of Merger Sub 2 shall cease and SPAC shall continue as the surviving corporation. SPAC as the surviving corporation after the SPAC Merger is hereinafter sometimes referred to as the “SPAC Merger Surviving Corporation”.

Section 2.02 SPAC Merger Effective Time. The parties hereto shall cause the SPAC Merger to be consummated by filing a certificate of merger (the “SPAC Merger Certificate”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL, and the filing of the Plan of Merger (the “PM1”) (and other documents required by the BVI Law) with the Registrar of Corporate Affairs of the BVI (the “Registrar”), in accordance with the relevant provisions of the BVI Business Companies Act. The effective time of the SPAC Merger shall be the later of the acceptance of the SPAC Merger Certificate and the time that PM1 are duly registered by the Registrar, or such later time as specified in the SPAC Merger Certificate and PM1, being the “SPAC Merger Effective Time.”

Section 2.03 Effect of SPAC Merger. At the SPAC Merger Effective Time, the effect of the SPAC Merger shall be as provided in this Agreement, the SPAC Merger Certificate, PM1 and the applicable provisions of the DGCL and the BVI Business Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time, all of the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of SPAC and Merger Sub 2 prior to the SPAC Merger Effective Time shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the SPAC Merger Surviving Corporation, which shall include the assumption by the SPAC Merger Surviving Corporation of any and all agreements, covenants, duties and obligations of SPAC set forth in this Agreement to be performed after the Closing, and all securities of the SPAC Merger Surviving Corporation issued and outstanding as a result of the conversion under Section 2.06 hereof shall be listed on the public trading market on which the SPAC Common Stock was trading prior to the SPAC Merger.

Section 2.04 Charter Documents. At the SPAC Merger Effective Time, the Memorandum and Articles of Association of Merger Sub 2, as in effect immediately prior to the SPAC Merger Effective Time, shall cease and the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of SPAC, substantially in the forms attached hereto as Exhibits B and C, respectively, shall be the Certificate of Incorporation and Bylaws of SPAC Merger Surviving Corporation.

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Section 2.05 Directors and Officers of the SPAC Merger Surviving Corporation. As of the SPAC Merger Effective Time, the Shareholders’ Representative shall be the sole member of the board of directors of the SPAC Merger Surviving Corporation.

Section 2.06 Effect on Issued Securities of SPAC.

(a) Conversion of SPAC Common Stock.

(i) At the SPAC Merger Effective Time, subject to the provisions of the Governing Documents of the SPAC and the prospectus of the SPAC, each issued and outstanding share of SPAC Common Stock (other than those described in Section 2.06(c) below) shall be converted automatically into one Pubco Ordinary Share. At the SPAC Merger Effective Time, all shares of SPAC Common Stock shall cease to be issued and shall automatically be canceled and retired and shall cease to exist. The holders of issued shares of SPAC Common Stock immediately prior to the SPAC Merger Effective Time, as evidenced by the stockholder register of SPAC (the “Stockholder Register”), shall cease to have any rights with respect to such shares of SPAC Common Stock, except as provided herein or by Law. Each certificate (if any) previously evidencing shares of SPAC Common Stock shall be exchanged for a certificate representing the same number of Pubco Ordinary Shares upon the surrender of such certificate in accordance with Section 2.07.

(ii) Each holder of SPAC Common Stock listed on the Stockholder Register shall thereafter have the right to receive the same number of Pubco Ordinary Shares only.

(b) Conversion of SPAC Rights and SPAC Warrants. At the SPAC Merger Effective Time, (i) each SPAC Right shall be converted into one-sixth (1/6) of one Pubco Ordinary Share issued by the Pubco and (ii) all SPAC Warrants shall be converted into Pubco Warrants issued by the Pubco. At the SPAC Merger Effective Time, each SPAC Right and SPAC Warrant shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Warrants shall have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the SPAC Warrants, respectively, with the Pubco replacing the SPAC, that are outstanding immediately prior to the SPAC Merger Effective Time. At or prior to the SPAC Merger Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of shares of Pubco for delivery upon the exercise of the Pubco Warrants after the SPAC Merger Effective Time.

(c) Cancellation of SPAC Common Stock Owned by SPAC. At the SPAC Merger Effective Time, if there are any shares of SPAC Common Stock that are owned by SPAC as treasury shares or any shares of SPAC Common Stock owned by any direct or indirect wholly owned subsidiary of SPAC immediately prior to the SPAC Merger Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(d) No Liability. Notwithstanding anything to the contrary in this Section 2.06, none of the Pubco, SPAC, Merger Sub 2 or any Party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

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Section 2.07 Surrender of SPAC Common Stock. All securities issued upon the surrender of the SPAC Common Stock in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of the SPAC Common Stock shall also apply to the Pubco Ordinary Shares so issued in exchange therefor.

Section 2.08 Lost Stolen or Destroyed Certificates. In the event any certificates shall have been lost, stolen or destroyed, Pubco shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.07; provided, however, that Pubco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Pubco with respect to the certificates alleged to have been lost, stolen or destroyed.

Section 2.09 No Issuance of Fractional Shares. No certificates or scrip representing fractional Pubco Ordinary Shares will be issued pursuant to the SPAC Merger, the conversion of SPAC Rights and any provisions of Article II, and instead any such fractional share that would otherwise be issued will be rounded down to the nearest whole share.

Section 2.10 Taking of Necessary Action; Further Action. If, at any time after the SPAC Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the SPAC Merger Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub 2, the officers and directors of SPAC and of each of the applicable Company Parties are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

ACQUISITION MERGER

Section 3.01 Acquisition Merger. Upon and subject to the terms and conditions set forth in this Agreement, on the Closing Date, in accordance with the applicable provisions of the BVI Business Companies Act, Merger Sub 1 shall be merged with and into MKD BVI. Following the Acquisition Merger, the separate corporate existence of Merger Sub 1 shall cease, and MKD BVI shall continue as the surviving company in the Acquisition Merger (the “Surviving Corporation”) under BVI Law and become a wholly owned subsidiary of Pubco.

Section 3.02 Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with ARTICLE XII, the closing of the Acquisition Merger (the “Closing”) shall take place at the offices of Sichenzia Ross Ference LLP on a date no later than three (3) Business Days after the satisfaction or waiver of all of the conditions set forth in ARTICLE IX that are required to be satisfied prior to the Closing Date, or at such other place and time as the Company and the SPAC Parties may mutually agree upon. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall execute a plan of merger (the “Plan of Merger”) in form and substance acceptable to Pubco and MKD BVI, and reasonably acceptable to SPAC, and the parties hereto shall cause the Acquisition Merger to be consummated by filing the Plan of Merger in accordance with the provisions of the BVI Business Companies Act. The Acquisition Merger shall become effective at the time when the Plan of Merger is registered in accordance with the BVI Business Companies Act (the “Effective Time”).

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Section 3.03 Board of Directors. Immediately after the Closing, the Pubco’s board of directors shall consist of seven (7) directors. The Company shall have the right to appoint five (5) of these directors, at least two (2) of whom shall be independent directors, while the Sponsor shall have the right to appoint two (2) directors, at least one (1) of whom shall be an independent director able to satisfy Nasdaq’s independence requirements as well as any board and committee requirements of Nasdaq.

Section 3.04 Effect of the Acquisition Merger. At the Effective Time, the effect of the Acquisition Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the BVI Business Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub 1 shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub 1 set forth in this Agreement to be performed after the Effective Time.

Section 3.05 Memorandum and Articles of Association of the Surviving Corporation. At the Effective Time, and without any further action on the part of MKD BVI or Merger Sub 1, the Governing Document of MKD BVI shall become the Governing Document of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law.

Section 3.06 Register of Members. At the Effective Time, the register of members of MKD BVI shall be closed and thereafter there shall be no further registration of transfers of MKD BVI Ordinary Shares on the records of MKD BVI until such time as Pubco determines.

Section 3.07 Rights Not Transferable. The rights of the MKD BVI Shareholders as of immediately prior to the Effective Time are personal to each such MKD BVI Shareholder and shall not be assignable or otherwise transferable for any reason (except (i) by operation of Law or (ii) in the case of a natural Person, by will or the Laws of descent and distribution). Any attempted transfer of such right by any MKD BVI Shareholder (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

Section 3.08 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of Merger Sub 1 and MKD BVI, the officers and directors of Pubco, Merger Sub 1 and MKD BVI are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

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Section 3.09 Transfers of Ownership. If any certificate for Pubco Ordinary Shares is to be issued in a name other than that in which the MKD BVI Ordinary Share certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly accompanied by an appropriate instrument of transfer and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Pubco or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Pubco in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Pubco or any agent designated by it that such tax has been paid or is not payable.

ARTICLE IV

CONSIDERATION

Section 4.01 Conversion of Shares.

(a) Conversion of MKD BVI Ordinary Shares.

(i) Effective as of immediately prior to the Effective Time, each MKD BVI Ordinary Share that is subject to vesting as of immediately prior to the Effective Time shall be accelerated in full.

(ii) At the Effective Time, by virtue of the Acquisition Merger and without any action on the part of Pubco (or any Pubco Subsidiary), the Company (or any Subsidiaries), MKD BVI, SPAC or the MKD BVI Shareholders, each MKD BVI Ordinary Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, as defined below) (after giving effect to the acceleration of unvested MKD BVI Ordinary Shares in accordance with Section 4.01(a)(i)) shall automatically be cancelled and cease to exist, in exchange for the right of each MKD BVI Shareholder to receive their Pro Rata Portion of the Closing Date Share Merger Consideration, subject to rounding pursuant to Section 4.02(a). As of the Effective Time, each MKD BVI Shareholder shall cease to have any other rights in and to the securities of MKD BVI or the Surviving Corporation, except as expressly provided herein. For the avoidance of any doubt, each MKD BVI Shareholder will cease to have any rights with respect to its MKD BVI Ordinary Shares, except the right to receive its Pro Rata Portion of the Closing Date Share Merger Consideration.

(b) Shares of Merger Sub 1. Each share of Merger Sub 1 that is issued and outstanding immediately prior to the Effective Time and held solely by Pubco will, by virtue of the Acquisition Merger and without further action on the part of the sole shareholder of Merger Sub 1, be converted into and become one ordinary share of the Surviving Corporation (and such share of the Surviving Corporation into which the one Merger Sub 1 Ordinary Share is so converted shall be the only share of the Surviving Corporation that is issued and outstanding immediately after the Effective Time). The register of members of the Surviving Corporation shall be updated accordingly.

(c) Treatment of Certain MKD BVI Shares. At the Effective Time, all MKD BVI Ordinary Shares that are owned by MKD BVI (as treasury shares or otherwise) or any of its direct or indirect Subsidiaries as of immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall be automatically canceled and extinguished without any conversion or consideration delivered in exchange thereof.

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(d) Closing Statement. No earlier than five (5) Business Days and no later than three (3) Business Days prior to the Closing Date, MKD BVI shall deliver to SPAC a statement (the “Closing Statement”) in a form reasonably acceptable to SPAC, which statement shall be certified as complete and correct by MKD BVI’s most senior financial officer in his or her capacity as such and which shall accurately set forth, as of the Closing: (i) the names of each holder of MKD BVI Ordinary Shares; (ii) the number of MKD BVI Ordinary Shares held by each such holder as of immediately prior to the Closing; (iii) the amount of the Closing Date Merger Consideration, (iv) the amount of the Closing Date Share Merger Consideration; (v) a good faith estimate of the amount of all debt of the Company as of the date of the Closing Statement (the “Closing Company Debt”); and (vi) a good faith estimate of the amount of cash and cash equivalents (including restricted cash and marketable securities) of the Company as of the date of the Closing Statement (the “Closing Company Cash”). The Closing Statement shall include reasonably detailed schedules and supporting documentation indicating a calculation of the Closing Date Merger Consideration, the Closing Company Indebtedness, and the Closing Company Cash. The Company shall consider in good faith any written comments provided by SPAC to the Company with respect to the Closing Statement at least two (2) Business Days prior to the Closing Date.

(e) No Liability. Notwithstanding anything to the contrary in this ARTICLE IV, none of MKD BVI, the Company, SPAC, Merger Sub 1, the Shareholders’ Representative or the Surviving Company shall be liable to any Person for any amount properly paid in good faith to a public official pursuant to any abandoned property, escheat or similar Law.

(f) Surrender of Certificates. All securities issued upon the surrender of MKD BVI Ordinary Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of such MKD BVI Ordinary Shares shall also apply to the Pubco Ordinary Shares so issued in exchange therefor.

(g) Lost, Stolen or Destroyed Certificates. In the event any certificates for any MKD BVI Ordinary Share shall have been lost, stolen or destroyed, Pubco shall cause to be issued in exchange for such lost, stolen or destroyed certificates and for each such share, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Pubco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Pubco with respect to the certificates alleged to have been lost, stolen or destroyed.

(h) Adjustments in Certain Circumstances. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, the outstanding MKD BVI Ordinary Shares or SPAC Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of MKD BVI Ordinary Shares or SPAC Common Stock, as applicable, will be appropriately adjusted to provide to the SPAC Stockholder and the MKD BVI Shareholders the same economic effect as contemplated by this Agreement prior to such event.

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(i) No Further Ownership Rights in Shares. The Closing Date Share Merger Consideration paid or payable in respect of MKD BVI Ordinary Shares in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to such MKD BVI Ordinary Shares, and from and after the Effective Time, no holder of MKD BVI Ordinary Shares shall have any ownership right in MKD BVI and there shall be no further registration of transfers of MKD BVI Ordinary Shares on the register of members of the Surviving Company until such time as Pubco may determine.

Section 4.02 Issuance of Merger Consideration.

(a) No Issuance of Fractional Shares. No certificates or scrip representing fractional Pubco Ordinary Shares will be issued pursuant to the Acquisition Merger, and instead any such fractional share that would otherwise be issued will be rounded down to the nearest whole share.

Section 4.03 Letters of Transmittal.

(a) Concurrently with MKD BVI’s delivery of the Shareholder Notice pursuant to Section 7.10(b), MKD BVI shall deliver to each MKD BVI Shareholder a Letter of Transmittal in the form to be agreed between SPAC and MKD BVI (a “Letter of Transmittal”).

(b) Following the completion of the Taiwan Reorganization, if a MKD BVI Shareholder did not receive its allocable portion of the Closing Date Share Merger Consideration at the Closing pursuant to Section 4.01(a)(ii) because it did not deliver its Letter of Transmittal to Pubco or MKD BVI prior to the Closing, Pubco or MKD BVI shall deliver or cause to be delivered the same to such MKD BVI Shareholder within five (5) Business Days following Pubco’s or MKD BVI’s receipt of its Letter of Transmittal, such delivery to be made in the same manner as if being made pursuant to Section 4.01(a)(ii). Until a MKD BVI Shareholder has delivered its Letter of Transmittal to Pubco or MKD BVI , its MKD BVI Ordinary Shares (other than Dissenting Shares) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive its allocable portion of the Closing Date Share Merger Consideration at the Closing pursuant to Section 4.01(a)(ii). No interest shall be paid or shall accrue upon any Pubco Ordinary Shares due to any MKD BVI Shareholder.

(c) If any portion of the Closing Date Share Merger Consideration is to be paid to a Person other than the Person in whose name the applicable MKD BVI Ordinary Shares are registered, it shall be a condition to such payment that (i) Pubco be provided with reasonable evidence of the transfer of such MKD BVI Ordinary Shares to such Person, and (ii) the Person requesting such payment shall pay to Pubco any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such MKD BVI Ordinary Shares or establish to the reasonable satisfaction of Pubco that such Tax has been paid or is not payable.

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Section 4.04 Withholding. Pubco, SPAC, the Company, MKD BVI and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement, any amounts required to be deducted and withheld under the Code, or any provision of any federal, state, local or foreign Tax Law. Pubco, SPAC, the Company and MKD BVI (as applicable) shall use commercially reasonable efforts to (a) give, or cause the applicable withholding agent to give, advance written notice to the Shareholders’ Representative of the intention to make any such deduction or withholding (except in the case of any withholding required as a result of a failure to deliver the certificate described in Section 4.03(b), any withholding required as a result of a failure to deliver an applicable Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9 that has been requested by Pubco, SPAC, the Company, MKD BVI or any applicable withholding agent, or any withholding on compensatory payments made in connection with this Agreement) which notice shall include the basis for the proposed deduction or withholding, and (b) provide the relevant MKD BVI Shareholders with a reasonable opportunity to provide forms or other evidence that would exempt such amounts from such deduction or withholding under applicable Law. Any amounts so withheld shall be timely and properly paid over to the appropriate Tax Authority by Pubco, SPAC, the Company, MKD BVI or the applicable withholding agent. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 4.05 Dissenters Rights. Notwithstanding any provision of this Agreement to the contrary, including Section 4.01(a), MKD BVI Ordinary Shares issued and outstanding immediately prior to the Effective Time (other than MKD BVI Ordinary Shares to be cancelled and retired in accordance with Section 4.01(c)) and held by a MKD BVI Shareholder who has not voted in favor of adoption of this Agreement or consented thereto in writing (if required by BVI Law) and who has properly exercised appraisal rights of such MKD BVI Ordinary Shares in accordance with applicable Laws (such shares being referred to collectively as the “Dissenting Shares” until such time as such MKD BVI Shareholder fails to perfect or otherwise loses such MKD BVI Shareholder’s appraisal rights under applicable Laws with respect to such shares) shall not be converted into a right to receive a portion of the Closing Date Share Merger Consideration, but instead shall be entitled to only such rights as are granted by the applicable Laws (but, for avoidance of doubt, Dissenting Shares shall be included as applicable in the calculation of Pro Rata Portion); provided, however, that if, after the Effective Time, such MKD BVI Shareholder fails to perfect, withdraws or loses such MKD BVI Shareholder’s right to appraisal pursuant to the applicable Laws or if a court of competent jurisdiction shall determine that such MKD BVI Shareholder is not entitled to the relief provided by the applicable Laws, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the allocable portion of the Closing Date Share Merger Consideration, if any, to which such MKD BVI Shareholder is entitled pursuant to Section 4.01(a), without interest thereon. MKD BVI shall provide SPAC prompt written notice of any demands received by MKD BVI for appraisal of MKD BVI Ordinary Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to MKD BVI prior to the Effective Time pursuant to the applicable Laws that relates to such demand, and SPAC shall be consulted with respect to all material negotiations and proceedings with respect to such demand (and promptly notified of all other negotiations and proceedings with respect to such demand). After the Closing, Pubco shall have the right to direct all negotiations and proceedings with respect to any such demands but shall meaningfully consult with SPAC, MKD BVI and the Shareholders’ Representative with respect thereto. Prior to the Closing, except with the prior written consent of SPAC, MKD BVI shall not make any payment with respect to, or settle or offer to settle, any such demands.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section of the Company Disclosure Schedule or in any other section of the Company Disclosure Schedule if the application of the disclosure to such other section is reasonably apparent on the face of such disclosure, the Company represents and warrants to the SPAC Parties, as of the date hereof and as of the Closing Date, as follows:

Section 5.01 Corporate Organization of the Company, MKD BVI and Pubco.

(a) Each of the Company and MKD BVI has been duly incorporated, is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has the requisite corporate entity power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted and as it is proposed to be conducted. The Company Charter previously made available by the Company is true, correct and complete and is in effect as of the date of this Agreement. The charter and other organizational documents of MKD BVI previously made available by the Company are true, correct and complete and are in effect as of the date of this Agreement.

(b) Each of the Company and MKD BVI is licensed or duly qualified and in good standing as a foreign or extra-provincial company (or other entity, if applicable) in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) As of the Closing Date, Pubco will be incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and have the requisite corporate entity power and authority to own, lease and operate its assets and properties and to conduct its business as then being conducted. As of the Closing Date, Pubco will be licensed or duly qualified and in good standing as a foreign or extra-provincial company (or other entity, if applicable) in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The charter and other organizational documents of Pubco to be made available to the SPAC will be true, correct and complete and in effect as of the Closing Date.

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Section 5.02 Subsidiaries. A complete list of each Company Subsidiary and its jurisdiction of incorporation, formation or organization, outstanding equity securities, and holders of equity securities (including respective numbers and percentages), as applicable, is set forth on Company Disclosure Schedule Section 5.02 and a complete list of each Pubco Subsidiary and its jurisdiction of incorporation, formation or organization, outstanding equity securities, and holders of equity securities (including respective numbers and percentages), as applicable, will be set forth on Company Disclosure Schedule Section 5.02 by addendum prior to the Closing Date. The Company Subsidiaries and the Pubco Subsidiaries (as of the Closing Date) have been duly formed or organized and are validly existing and in good standing under the Laws of their jurisdictions of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted and as they are proposed to be conducted. Each Company Subsidiary and each Pubco Subsidiary (as of the Closing Date) is duly licensed or qualified and in good standing as a corporation or extra-provincial company (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The charter and other organization documents of each Company Subsidiary and each Pubco Subsidiary previously made available by the Company are true, correct and complete and are in effect as of the date of this Agreement and as of the Closing Date, as applicable.

Section 5.03 Due Authorization. Each Company Party that is a party to this Agreement has all requisite company power and authority to execute and deliver this Agreement and each Ancillary Agreement to this Agreement to which it is a party and (subject to the approvals described in Section 5.05) to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Ancillary Agreements and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board (or the applicable governance body of the applicable Company Party that is a party hereto or thereto), no other company proceeding on the part of the Company (or such other Company Party that is a party hereto or thereto) is necessary to authorize this Agreement or such Ancillary Agreements or the performance by the Company (or by such other Company Party that is a party hereto or thereto) hereunder or thereunder, other than the ratification of this Agreement by the Company Board following the completion of the Taiwan Reorganization. This Agreement and each such Ancillary Agreement have been duly and validly executed and delivered by each Company Party that is a party hereto or thereto, and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company (or such other Company Party), enforceable against the Company (or such other Company Party) in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws. Requisite MKD BVI Shareholder Approval, if so required under Law for the transactions contemplated by this Agreement and shareholder approval by the Pubco, Merger Sub 1 and Merger Sub 2, are the only votes of the holders of any class or series of shares in the capital stock of the Company or of any other Company Party required to approve and adopt this Agreement and approve the Transactions.

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Section 5.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 or on Company Disclosure Schedule Section 5.05, the execution, delivery and performance of this Agreement and each Ancillary Agreement to this Agreement to which it is a party by the Company and by each other Company Party, and the consummation of the Transactions by the Company or such other Company Party, do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of formation, bylaws or other organizational documents of any Company Party (or any Subsidiary thereof), (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to any Company Party (or any Subsidiary thereof), or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract of the type required to be disclosed in Section 5.12(a), or any Leased Real Property document to which any Company Party (or any Subsidiary thereof) is a party or by which any of them or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of any Company Party (or any Subsidiary thereof), except (in the case of clause (c) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.05 Government Authorities; Consents. Assuming the truth and completeness of the representations and warranties of SPAC contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of any Company Party (or any Subsidiary thereof) with respect to the execution, delivery or performance of this Agreement by any applicable Company Party, or the consummation of the Transactions by any applicable Company Party, except for (a) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) any filings as may be required by the China Securities Regulatory Commission in relation to the overseas listing of securities offered by PRC enterprises, and (c) as otherwise disclosed on Company Disclosure Schedule Section 5.05.

Section 5.06 Capitalization.

(a) The authorized share capital of the Company as at the date of this Agreement consists of NT$500,000,000, divided into 50,000,000 shares of NT$10 each. The issued and outstanding share capital of the Company as at the date of this Agreement consists of 27,278,652 Company Ordinary Shares and 480,000 share options (the “Company Convertible Securities”).

(b) All of the issued and outstanding Company Ordinary Shares and Company Convertible Securities (i) have been duly authorized and validly issued and allotted and are fully paid and, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) except as set forth on Company Disclosure Schedule Section 5.06(b), are fully vested. Set forth on Company Disclosure Schedule Section 5.06(b) is a true, correct and complete list of each holder of Company Ordinary Shares and Company Convertible Securities having an interest in more than 5% of the equity interest of the Company on a post conversion basis immediately prior to the Taiwan Reorganization and the percentage of Company Ordinary Shares and Company Convertible Securities held by each such holder as of such date. Except as set forth in Section 5.06(a), there are no other Company Ordinary Shares, Company Convertible Securities or other equity interests of the Company authorized, reserved, issued or outstanding.

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(c) The capitalization of each Company Subsidiary is set forth on Company Disclosure Schedule Section 5.02. The equity of each Company Subsidiary (i) has been duly authorized and validly issued and allotted and is fully paid, (ii) was issued in compliance in all material respects with applicable Law, (iii) was not issued in breach or violation of any preemptive rights or Contract, and (iv) is fully vested. Except as set forth in this Section 5.06(c), there are no other equity interests of any direct or indirect Company Subsidiary authorized, reserved, issued or outstanding.

(d) The capitalization of each Pubco Subsidiary will be set forth on Company Disclosure Schedule Section 5.06(d) by addendum on or prior to the Closing Date. As of the Closing Date, the equity of each Pubco Subsidiary (i) has been duly authorized and validly issued and allotted and is fully paid, (ii) was issued in compliance in all material respects with applicable Law, (iii) was not issued in breach or violation of any preemptive rights or Contract, and (iv) is fully vested. Except as set forth in this Section 5.06(d), as of the Closing Date, there are no other equity interests of any direct or indirect Pubco Subsidiary authorized, reserved, issued or outstanding.

(e) The capitalization of MKD BVI is set forth on Company Disclosure Schedule Section 5.06(e). The shares of MKD BVI (i) have been duly authorized and validly issued and are fully paid, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) are fully vested. Except as set forth in this Section 5.06(e), there are no other equity interests of MKD BVI authorized, reserved, issued or outstanding

Section 5.07 Financial Statements.

(a) The financial statements of the Company and of the Company Subsidiaries for the years ended December 31, 2022 and 2021 have been previously provided to the SPAC (the “Financial Statements”). The Financial Statements present fairly, in all material respects, the financial position, results of operations, income (loss), changes in equity and cash flows of the Company and of the Company Subsidiaries as of the dates and for the periods indicated in such Financial Statements (except, in the case of the unaudited Financial Statements, for the absence of footnotes and other presentation items and normal year-end adjustments).

(b) Marcum Asia CPAs LLP, who will audit the consolidated financial statements of the Company and the Company Subsidiaries to be provided in the Registration Statement, is an independent registered public accounting firm as required by the Securities Act and registered with, and subject to review by, the PCAOB.

(c) There are no outstanding loans or other extensions of credit made by the Company or any Company Subsidiary to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Company Subsidiary.

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Section 5.08 Undisclosed Liabilities. There is no liability, debt or obligation against the Company or its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company or its Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities or obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, (c) disclosed in the Company Disclosure Schedules, (d) arising under or related to this Agreement and/or the performance by the Company of its obligations hereunder, or (e) that are incurred in the ordinary course of business or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.09 Litigation and Proceedings. Except as set forth in Company Disclosure Schedule Section 5.09, there are no pending or, to the knowledge of the Company, threatened, Actions and, to the knowledge of the Company and its Subsidiaries, there are no pending or threatened investigations against any Company Party, or otherwise affecting the assets of any Company Party, including any condemnation or similar proceedings. Neither any Company Party nor any property, asset or business of any Company Party, is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority. There is no unsatisfied judgment or any open injunction binding upon any Company Party.

Section 5.10 Compliance with Laws.

(a) Except with respect to compliance with Environmental Laws (as to which certain representations and warranties are made solely pursuant to Section 5.19) and compliance with Tax Laws (which are being made solely pursuant to Section 5.13 and Section 5.15), and, the Company Parties are, and since December 31, 2020 have been, in compliance in all material respects with all applicable Laws. No Company Party has received any written notice from any Governmental Authority of a violation of any applicable Law by any Company Party at any time since December 31, 2020.

(b) Since December 31, 2020, (i) there has been no action taken by any Company Party or, to the knowledge of the Company, any officer, director, manager, employee, agent or representative of any Company Party, in each case, acting on behalf of any Company Party, in violation of any applicable Anti-Corruption Law, (ii) no Company Party has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) each Company Party has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) no Company Party has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

(c) No Company Party has engaged in any activity, practice or conduct that would constitute a contravention of any of the applicable Anti-Money Laundering Laws. No Company Party is or has been the subject of any investigation, enquiry or enforcement proceedings by any Governmental Authority or other agency regarding any contravention or alleged contravention under any of the Anti-Money Laundering Laws. No Company Party is aware of any investigation, enquiry or proceeding that is pending or, to the knowledge of the Company, threatened, nor any circumstances likely to give rise to any such investigation, enquiry or proceeding. The Company Parties have conducted themselves in material compliance with the Anti-Money Laundering Laws and have instituted and maintain policies, procedures, systems and controls designed to promote and achieve compliance with the Anti-Money Laundering Laws.

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(d) Since December 31, 2020, (i) there has been no action taken by any Company Party, or, to the knowledge of the Company, any officer, director, manager, employee, agent or representative of any Company Party, in each case, acting on behalf of any Company Party, in material violation of any applicable International Trade Laws, (ii) no Company Party has been convicted of violating any International Trade Laws or subjected to any investigation by a Governmental Authority for violation of any applicable International Trade Laws, (iii) no Company Party has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any International Trade Laws and (iv) no Company Party has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable International Trade Law.

Section 5.11 Intellectual Property.

(a) Company Disclosure Schedule Section 5.11(a) sets forth, as of the date hereof and as of the Closing Date, a true and complete list, including owner, jurisdiction and serial and application numbers, of all Patents, all registered copyrights, all registered trademarks, all domain name registrations and all pending registration applications for any of the foregoing, in each case, that are owned by the Company or any of its Subsidiaries (the “Registered Intellectual Property”), all of which are valid, enforceable and subsisting and are sufficient to operate the business as currently conducted. Except as set forth on Company Disclosure Schedule Section 5.11(a), the Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Registered Intellectual Property and all other Owned Intellectual Property free and clear of all Liens, other than Permitted Encumbrances.

(b) Except as set forth on Company Disclosure Schedule Section 5.11(b), no Actions are pending or, to the Company’s knowledge, threatened (including unsolicited offers to license Patents) against any Company Party by any third party claiming infringement, misappropriation or other violation of Intellectual Property owned by such third party or by any Company Party or in the conduct of the business of any Company Party. Except as set forth on Company Disclosure Schedule Section 5.11(b) or, no Company Party is a party to any pending Actions claiming infringement, misappropriation or other violation by any third party of any Owned Intellectual Property. Except as set forth on Company Disclosure Schedule Section 5.11(b), within the five (5) years preceding the date of this Agreement, the Company, its Subsidiaries, its products and services and the conduct of the business of the Company and the Company Subsidiaries have not, to the knowledge of the Company, infringed, misappropriated or otherwise violated the Intellectual Property of any third party. To the knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any Owned Intellectual Property. To the knowledge of the Company, the Company or one of its Subsidiaries either own(s), has a valid license to use or otherwise has the lawful right to use, all of the Company IP and Company Software and IT Systems used in or necessary to conduct its business, except for such Company IP and Company Software and IT Systems with respect to which the lack of such ownership, license or right to use would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and none of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional material amounts or material consideration as a result of) the execution, delivery, or performance of this Agreement or any Ancillary Agreement the consummation of the Transactions.

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(c) The Company and each Company Subsidiary has undertaken commercially reasonable efforts to protect the confidentiality of any Trade Secrets included in the Owned Intellectual Property.

(d) No director, officer or employee of any Company Party has any ownership interest in any of the Owned Intellectual Property. The Company and its Subsidiaries have implemented policies whereby employees and contractors of the Company or any of its Subsidiaries who create or develop any Intellectual Property in the course of their employment or provision of services for the Company or any of its Subsidiaries is required to assign to the Company or any of its Subsidiaries all of such employee’s or contractor’s rights therein, and all such employees and contractors have executed valid written agreements pursuant to which such Persons have assigned (or are obligated to assign) to the Company or one of its Subsidiaries all of such employee’s or contractor’s rights in and to such Intellectual Property that did not vest automatically in the Company or one of its Subsidiaries by operation of law (and, in the case of contractors, to the extent such Intellectual Property was intended to be proprietary to the Company or one of its Subsidiaries).

(e) Except as set forth on Company Disclosure Schedule Section 5.11(e), no government funding and no facilities or other resources of any university, college, other educational institution or research center were used in the development of any Owned Intellectual Property.

(f) The Company and its Subsidiaries are in material compliance with the terms and conditions (other than attribution or notice requirements) of all material licenses for “free software,” “open source software” or under a similar licensing or distribution term (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) and the Apache License) (“Open Source Materials”) used by the Company or its Subsidiaries in any way.

(g) Neither the Company nor any Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Owned Intellectual Property or Owned Company Software, (ii) distributed Open Source Materials in conjunction with any Owned Intellectual Property or Owned Company Software or (iii) used Open Source Materials in or with any Owned Intellectual Property or Owned Company Software (including any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works or (C) redistributable at no charge), in each case of the foregoing clauses (i), (ii) and (iii), in such a way that grants or otherwise requires the Company or any Subsidiary to (x) disclose, distribute, license, grant rights or otherwise provide to any third party any material Owned Intellectual Property, including the source code for any Owned Company Software, or (y) otherwise imposes any limitation, restriction or condition on the right or ability of the Company or any Subsidiary to use, distribute or enforce any Owned Intellectual Property or Owned Company Software.

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(h) Except as set forth on Company Disclosure Schedule Section 5.11(h), (i) with respect to all material Owned Company Software, the Company (or a Company Subsidiary) is in actual possession or control of the applicable material source code, object code, documentation, and know-how to the extent required for use, distribution, development, enhancement, maintenance and support of such Owned Company Software, (ii) neither the Company nor any Company Subsidiary has disclosed source code for Owned Company Software to a third party other than to employees or contractors pursuant to a written agreement that protects the rights of the Company and/or its Subsidiaries in such source code and obligates the employee or contractor to maintain the confidentiality of the source code, (iii) to the knowledge of the Company, no Person other than the Company (or a Company Subsidiary) is in possession of, or has rights to possess, any source code for Owned Company Software (other than contractors engaged to develop or maintain Owned Company Software), and (iv) except as set forth on Company Disclosure Schedule Section 5.11(h) or under non-exclusive licenses granted by the Company to contractors engaged to perform services for the Company or its Subsidiaries or to customers in the ordinary course of business, no Person other than the Company or a Company Subsidiary has any rights to use any Owned Company Software.

(i) In connection with its collection, storage, transfer (including without limitation, any transfer across national borders) and/or use of any information or Protected Data, the Company and each Company Subsidiary is and has been, in compliance in all material respects with all Privacy and Security Requirements. The Company and each Company Subsidiary has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect the confidentiality, integrity and availability of all systems, information and Protected Data maintained and collected by it or on its behalf. Except as set forth in Company Disclosure Schedule Section 5.11(i), neither the Company nor any Company Subsidiary has not experienced any security incident that has compromised the integrity or availability of the network, systems, data or information of the Company or of any Company Subsidiary. The Company and each Company Subsidiary is and has been, to the Company’s knowledge, in compliance in all material respects with all Privacy and Security Requirements relating to data loss, theft and breach of security notification obligations. Neither the Company nor any Company Subsidiary has received, nor provided, any notice of any claims, actions, investigations, inquiries or alleged violations of Privacy and Security Requirements or any other security incidents.

(j) The IT Systems are operational and adequate and sufficient for the current and reasonably anticipated future needs of the business of the Company or any Company Subsidiary, (ii) to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the security, or material failures of the IT Systems currently used to provide material products to customers in the conduct of their business as it is currently conducted during the three-year period preceding the date hereof, (iii) the Company and each Company Subsidiary has in place adequate and commercially reasonable security controls and backup and disaster recovery plans and procedures in place, and (iv) to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the IT Systems in the two-year period preceding the date hereof that, pursuant to any legal requirement, would require the Company or any Company Subsidiary to notify customers or employees of such breach or intrusion.

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(k) The Company Software is free of material defects and complies with all applicable laws in all material respects. To the knowledge of the Company, the Software does not contain any virus, worm, trojan horse, time bomb or any other code or item intended or designed to permit unauthorized access to, or disable, damage, impair or interrupt the normal operation of the software or any other information technology used by the Company or any Company Subsidiary in its business.

Section 5.12 Contracts; No Defaults.

(a) Company Disclosure Schedule Section 5.12(a) contains a listing of all Contracts (other than purchase orders) described in clauses (i) through (ix) below to which, as of the date of this Agreement, any Company Party is a party or by which their respective assets are bound (together with all material amendments, waivers or other changes thereto) (collectively, the “Material Contracts”);

(i) each employee collective bargaining Contract;

(ii) any Contract pursuant to which any Company Party (A) licenses or is granted rights from a third party under Intellectual Property that is material to the business of the applicable Company Party, excluding click-wrap, shrink-wrap, Off-the-Shelf Software licenses and any other software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $100,000 per year or (B) licenses or grants to a third party to any rights in or to use Owned Intellectual Property or Owned Company Software (excluding non-exclusive licenses granted to customers, contractors, suppliers or service providers in the ordinary course of business);

(iii) any Contract which restricts or contains any material limitations on the ability of the applicable Company Party to compete in any line of business or in any geographic territory, in each case excluding customary confidentiality agreements (or clauses) or non-solicitation agreements (or clauses);

(iv) any Contract under which any Company Party has created, incurred, assumed or guaranteed Indebtedness, has the right to draw upon credit that has been extended for Indebtedness, or has granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness, in each case, in an amount in excess of $500,000;

(v) any Contract that is a definitive purchase and sale or similar agreement entered into in connection with an acquisition or disposition by any Company Party since December 31, 2022, involving consideration in excess of $500,000 of any Person or of any business entity or division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), but excluding any Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

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(vi) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $250,000 in any calendar year, in each case, other than sales or purchases in the ordinary course of business;

(vii) any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 5.12 and expected to result in revenue or require expenditures in excess of $250,000 in the calendar year ending December 31, 2022; and

(viii) any joint venture Contract, partnership agreement, limited liability company agreement or similar Contract that is material to the business of the Company.

(b) Except for any Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, (i) such Material Contracts are in full force and effect and represent the legal, valid and binding obligations of the applicable Company Party, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, are enforceable by the applicable Company Party to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) neither the applicable Company Party or, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any Material Contract, (iii) since December 31, 2021, no Company Party has received any written or, to the knowledge of the Company, oral claim or notice of material breach of or material default under any Material Contract, (iv) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Material Contract by any Company Party or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since December 31, 2021 through the date hereof, no Company Party has received written notice from any customer or supplier that is a party to any Material Contract that such party intends to terminate or not renew any Material Contract.

Section 5.13 Company Benefit Plans.

(a) Company Disclosure Schedule Section 5.13(a) sets forth an accurate and complete list of each Company Benefit Plan. “Company Benefit Plan” means any employee benefit plan as mandatorily required under the laws of Taiwan or the PRC, and each equity-based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability plan, program, policy or Contract, and each other material employee compensation or benefit plan, program, policy or Contract that is maintained, sponsored or contributed to (or required to be contributed to) by the Company or any Subsidiary or pursuant to which the Company or any Subsidiary has or may have any material liabilities.

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(b) Each Company Benefit Plan and each Contract with any consultant and independent contractor has been administered in compliance with its terms and all applicable Laws in all material respects, and all contributions required to be made under the terms of any Company Benefit Plan and any Contract with any consultant and independent contractor have been timely made or, if not yet due, have been properly reflected in the Company’s financial statements.

(c) With respect to the Company Benefit Plans and Contracts with consultants and independent contractors, no material administrative investigation, audit or other administrative proceeding by any applicable Governmental Authorities is pending or, to the knowledge of the Company, threatened.

(d) Except as set forth in Company Disclosure Schedule Section 5.13(d), the consummation of the Transactions, alone or together with any other event, will not (i) result in a payment or benefit becoming due or payable, to any current or former employee, director, independent contractor or consultant, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any current or former employee, director, independent contractor or consultant or (v) limit the ability of the Company to terminate any Company Benefit Plan or Contract with any consultant or independent contractor.

Section 5.14 Labor Matters.

(a) (i) No Company Party is a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and no such agreements or arrangements are currently being negotiated by any Company Party, (ii) no labor union or organization, works council or group of employees of any Company Party has made a written demand for recognition or certification and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with any applicable labor relations authority.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries (i) is, and since January 1, 2021 has been, in compliance in all material respects with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, payment of insurance and benefit amounts (whether to employees, regulatory agencies or other third parties), health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, pay equity, overtime pay, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, (ii) has not been adjudged to have committed any unfair labor practice as defined by any applicable labor relations authority or received written notice of any unfair labor practice complaint against it pending before any applicable labor relations authority, and (iii) since January 1, 2022, has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand-billing, slowdowns or work stoppages against or affecting the Company or any of its Subsidiaries.

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(c) Neither the Company nor any Subsidiary is delinquent in payments to any employees or former employees in any material amounts for any services or amounts required to be reimbursed or otherwise paid.

(d) To the knowledge of the Company, no employee of the Company or any Subsidiary at the level of managing director or above is in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or any Subsidiary or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or any Subsidiary or (B) to the knowledge or use of Trade Secrets or proprietary information.

(e) To the knowledge of the Company, all employees of the Company and its Subsidiaries are legally permitted to be employed by the Company in the jurisdiction in which such employees are employed in their current job capacities.

(f) Neither the Company nor any Subsidiary has incurred any material liability or obligation under any similar state or local Law relating to worker adjustment and retraining that remains unsatisfied.

(g) The Company and each Company Subsidiary has complied in all material respects with its obligations under each agreement, statute, modern award, enterprise agreement or other industrial instrument relating to the employees.

(h) Each person who is subject to a contract for services with the Company or any Subsidiary can, subject to any legislation relating to, among other things, unlawful termination and unfair dismissal, be lawfully terminated as an employee on six months’ notice or less without payment of any damages or compensation, including severance or redundancy payments.

(i) The Company and its Subsidiaries have kept adequate and suitable records regarding the service of each employee and such records meet the Company’s and each Subsidiary’s record keeping obligations under the labor laws of Taiwan and the PRC.

(j) Neither the Company nor any Subsidiary pays salary or provides other benefits to any employee at a rate or in a manner exceeding that person’s entitlement under that employee’s employment agreement, legislation, modern awards, enterprise agreements and industrial instruments applicable to that person.

Section 5.15 Taxes.

(a) All income and other material Tax Returns required by Law to be filed each Company Party have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and orders.

(b) All income and other material Taxes of each Company Party due and payable (whether or not shown on any Tax Return) have been timely paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

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(c) Each Company Party has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, and (ii) timely remitted such withheld amounts required to have been remitted to the appropriate Governmental Authority.

(d) No Company Party is currently engaged in any audit, administrative or judicial proceeding with a taxing authority with respect to Taxes. No Company Party has received any written notice from a taxing authority of a proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where any Company Party does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company Parties, and no written request for any such waiver or extension is currently pending.

(e) No Company Party has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) for a taxable period for which the applicable statute of limitations remains open.

(f) Except with respect to deferred revenue or prepaid subscription revenues collected by the Company or any Company Subsidiary in the ordinary course of business, neither the Company nor any Company Subsidiary, as applicable, will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) ruling by, or written agreement with, a Governmental Authority; (C) installment sale or open transaction disposition made prior to the Closing other than in the ordinary course of business; or (D) prepaid amount received prior to the Closing, other than in respect of such amounts reflected in balance sheets included in the Financial Statements, or received in the ordinary course of business.

(g) There are no Liens with respect to Taxes on any of the assets of any Company Party, other than Permitted Encumbrances.

(h) Neither the Company nor any Company Subsidiary has any liability for the Taxes of any other Person (other than the Company or any Company Subsidiary) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor.

(i) Neither the Company nor any Company Subsidiary is a party to or bound by, nor do any of them have any obligation to, any Governmental Authority or other Person (other than the Company or any of its Subsidiaries) under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily relating to Taxes.

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(j) No Company Party has made an election under Section 1362(a) of the Code to be treated as an “S corporation” for U.S. federal, state or local income tax purposes.

(k) No Company Party is, or has been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(l) The Company and each Company Subsidiary is in compliance in all material respects with applicable United States and foreign transfer pricing Laws and regulations in all material respects, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company.

(m) All documents, instruments, contracts, agreements, deeds or transactions which are liable to duty, or necessary to establish the title of each Company or Subsidiary to an asset, have had duty paid in full in accordance with all applicable Tax Laws.

(n) No event has occurred, or will occur, as a result of anything provided for in this agreement, or as a result of this agreement itself, as a result of which any Duty from which the Company or any Subsidiary may have obtained an exemption or other relief may become payable on any document, instrument, contract, agreement, deed or transaction.

(o) No Company Party has taken, or permitted or agreed to take, any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 5.16 Brokers’ Fees. Except as described on Company Disclosure Schedule Section 5.16, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by any Company Party for which any Company Party has any obligation.

Section 5.17 Insurance. Company Disclosure Schedule Section 5.17 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company and each Company Subsidiary as of the date of this Agreement. With respect to each such insurance policy required to be listed on Company Disclosure Schedule Section 5.17, (i) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) neither the Company nor any Company Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened, (iv) no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals, and (v) no claims have been made in writing since December 31, 2021.

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Section 5.18 Real Property; Assets.

(a) Company Disclosure Schedule Section 5.18(a) contains a true, correct and complete list of all real property owned by the Company or any Company Subsidiary. The Company has made available to SPAC true, correct and complete copies of certificates of all real property owned by the Company or any Company Subsidiary.

(b) Company Disclosure Schedule Section 5.18(b) contains a true, correct and complete of all Leased Real Property. The Company has made available to SPAC true, correct and complete copies of the leases, subleases, licenses and occupancy agreements (including all modifications, amendments, supplements, guaranties, extensions, renewals, waivers, side letters and other agreements relating thereto) for the Leased Real Property to which the Company or any Company Subsidiary is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property.

(c) Except as set forth in Company Disclosure Schedule Section 5.18(c), each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of the Company or the applicable Company Subsidiary and, to the knowledge of the Company, the other parties thereto, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such Real Estate Lease Document is in full force and effect, (ii) has not been amended or modified except as reflected in the Real Estate Lease Documents made available to SPAC and (iii) to the knowledge of the Company, covers the entire estate it purports to cover and, subject to securing the consents or approvals, if any, required under the Real Estate Lease Documents to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the transaction contemplated hereby by the Company, upon the consummation of the Transactions, will entitle Company or its Subsidiaries to the exclusive use (subject to the terms of the respective Real Estate Lease Documents in effect with respect to the Leased Real Property), occupancy and possession of the premises specified in the Real Estate Lease Documents for the purpose specified in the Real Estate Lease Documents.

(d) No material default or breach by (i) the Company or any Company Subsidiary or (ii) to the knowledge of the Company, any other parties thereto, as applicable, presently exists under any Real Estate Lease Documents. Neither the Company nor any Company Subsidiary has received written or, to the knowledge of the Company, oral notice of default or breach under any Real Estate Lease Document which has not been cured. To the knowledge of the Company, no event has occurred that, and no condition exists which, with notice or lapse of time or both, would reasonably be expected to constitute a material default or breach under any Real Estate Lease Document by the Company or any Company Subsidiary, on the one hand, or by the other parties thereto, on the other hand. Neither the Company nor any Company Subsidiary has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property or portion thereof which is still in effect. Neither the Company nor any Company Subsidiary has collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. The Company (or the applicable Company Subsidiary) has a good and valid leasehold title to each Leased Real Property subject only to Permitted Encumbrances.

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(e) Neither the Company nor any Company Subsidiary has received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of the Leased Real Property and the improvements thereon (i) are prohibited by any Lien or law other than Permitted Encumbrances or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Leased Real Property.

Section 5.19 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) the Company and each Company Subsidiary is and, during the last three (3) years has been, in compliance with all Environmental Laws;

(b) there has been no release of any Hazardous Materials at, in, on or under any Leased Real Property or in connection with the operations of the Company or any Company Subsidiary off-site of the Leased Real Property or, to the knowledge of the Company, at, in, on or under any formerly owned or leased real property during the time that the Company or any Company Subsidiary owned or leased such property;

(c) neither the Company nor any Company Subsidiary is subject to, nor has any of the foregoing received any Governmental Order relating to, any non-compliance with Environmental Laws by the Company or any Company Subsidiary or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(d) no Action is pending or, to the knowledge of the Company, threatened, and no investigation is pending or, to the knowledge of the Company, threatened, in each case with respect to the compliance by the Company or any Company Subsidiary with or liability under Environmental Law;

(e) the Company has made available to SPAC all material environmental reports (including any Phase One or Phase Two environmental site assessments), audits, correspondence or other documents relating to the Leased Real Property or any formerly owned or operated real property or any other location for which the Company or any Company Subsidiary may be liable in its possession, custody or control;

(f) Notwithstanding any other provision of this Article IV, this Section 5.19 contains the exclusive representations and warranties of the Company with respect to environmental matters.

Section 5.20 Absence of Changes. Except (i) as set forth on Company Disclosure Schedule Section 5.20 and (ii) in connection with the Transactions, from December 31, 2022 through and including the date of this Agreement, the Company Parties (1) have, in all material respects, conducted their respective businesses and operated their properties in the ordinary course of business (including, for the avoidance of doubt, recent past practice in light of COVID-19), and (2) have not taken any action that would require the consent of SPAC pursuant to Section 7.01 if such action had been taken after the date hereof.

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Section 5.21 Affiliate Agreements. Except as set forth on Company Disclosure Schedule Section 5.21 and except for, in the case of any employee, officer or director, any employment or indemnification Contract or Contract with respect to the issuance of equity in any Company Party, no Company Party is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any Company Party, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any Company Party or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing.

Section 5.22 Internal Controls. The Company (including the Company Subsidiaries) maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 5.23 Permits. The Company and its Subsidiaries have obtained and hold all material Permits (the “Material Permits”) that are required to own, lease or operate their respective properties and assets and to conduct their respective businesses as currently conducted. Each Material Permit is in full force and effect in accordance with its terms; no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or any of its Subsidiaries; to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions; there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit; and the Company and its Subsidiaries are in compliance with all Material Permits applicable to the Company or its Subsidiaries.

Section 5.24 Registration Statement. None of the information relating to the Company Parties supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of the time the Registration Statement is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 5.24, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company for use therein.

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Section 5.25 Operation of the Business during COVID-19. None of the actions and inactions by the Company or any Company Subsidiary prior to the date of this Agreement in response to COVID-19: (i) has resulted in the Company or any Company Subsidiary experiencing any material business interruption or material losses, or (ii) if taken following the date of this Agreement would constitute a Material Adverse Effect or a material breach of the covenants set forth in Section 7.01.

Section 5.26 Books and Records. The books and records of the Company and each Subsidiary have been maintained, in all material respects in accordance with reasonable business practice.

Section 5.27 Sufficiency of Assets. The Company and its Subsidiaries own, have the right to use, or have good and valid title to and have full power and right to, all of the assets necessary and sufficient to operate the business, as currently conducted and as proposed to be conducted.

Section 5.28 Top Suppliers and Top Customers. Company Disclosure Schedule Section 5.28 sets forth the top five (5) suppliers (the “Top Suppliers”) and top five (5) customers (the “Top Customers”) based on the aggregate value of the transaction volume of the Company and its Subsidiaries with such counterparty during the twelve (12) month periods ended December 31, 2021 and 2022. None of the Top Suppliers nor any of the Top Customers has, as of the date of this Agreement, notified the Company or any of its Subsidiaries in writing, or to the knowledge of the Company or its applicable Subsidiary, verbally: (i) that it will, or, to the knowledge of the applicable Company Party, has threatened to, terminate, cancel, materially limit or materially alter and adversely modify any of its existing business with the Company or such Subsidiary (other than due to the expiration or non-renewal of an existing contractual arrangement or the exercise, non-exercise or lapse of any existing right); or (ii) that it is in a dispute with the Company (or such Subsidiary) or its business, save for any such aforementioned changes or disputes which would not result in a Company Material Adverse Effect.

Section 5.29 No Additional Representations and Warranties

. Except as otherwise expressly provided in this Article V (as modified by the Company Disclosure Schedules), the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, including as to the condition, value or quality of the Company, any Company Subsidiary or the assets of the Company or any Company Subsidiary.

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ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in the SPAC SEC Reports (other than disclosures contained or referenced under the captions “Risk Factors”, “Cautionary Note Regarding Forward-Looking Statements” and any other disclosures containing risks that are predictive, cautionary or forward-looking in nature), or any disclosure schedule or in any other section of the SPAC disclosure schedules if the application of the disclosure to such other section is reasonably apparent on the face of such disclosure, SPAC represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:

Section 6.01 Organization and Qualification. SPAC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

Section 6.02 Authority and Enforceability.

(a) SPAC has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. SPAC has taken all requisite corporate action to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by SPAC and, assuming the due authorization, execution and delivery by each of the other parties hereto, this Agreement constitutes the valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

(b) SPAC has all requisite power and authority to execute and deliver the Ancillary Agreements to which it will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. SPAC has, and prior to the Closing will have, taken all requisite corporate or other actions to authorize the execution and delivery of the Ancillary Agreements to which it will be a party, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby. Each Ancillary Agreement, if and when executed by SPAC upon the terms and subject to the conditions set forth in this Agreement, will be duly executed and delivered by SPAC and, assuming the due authorization, execution and delivery by each of the other parties thereto, each Ancillary Agreement will constitute the valid and binding obligation of SPAC enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

(c) SPAC’s board of directors (including any required committee or subgroup of such boards) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, and (ii) determined that the transactions contemplated hereby are in the best interests of the shareholders of SPAC, as applicable.

Section 6.03 SEC Reports, Financial Statements.

(a) SPAC has filed or otherwise furnished (as applicable) to the SEC all registration statements, prospectuses, forms, reports and other documents (including all exhibits, schedules and annexes thereto) required to be filed or furnished by it with the SEC since January 31, 2023 (such documents and any other documents filed by SPAC with the SEC, as have been supplemented, modified or amended since the time of filing, including all information incorporated therein by reference, collectively, the “SPAC SEC Reports”). Each of the SPAC SEC Reports, at the time of its filing or being furnished, complied, or if not yet filed or furnished, will comply with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act, and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder applicable to the SPAC SEC Reports. As of their respective filing or furnishing dates (or, if supplemented, modified or amended since the time of filing or furnishing, as of the date of the most recent supplement, modification or amendment), none of the SPAC SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding written comments from the SEC with respect to the SPAC SEC Reports. To the Knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

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(b) The financial statements (including all related notes and schedules thereto), contained in the SPAC SEC Reports (or incorporated therein by reference) (the “SPAC Financial Statements”) have been prepared in all material respects in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of SPAC and its Subsidiaries as of the dates thereof and the results of operations, stockholders’ equity and cash flows for the periods then ended (subject, in the case of the unaudited SPAC Financial Statements, to the absence of footnotes and normal year-end adjustments and to any other adjustments described therein).

Section 6.04 Governmental Filings and Consents. No consents, approvals, authorizations or waivers of, or notices or filings with, any Governmental Authority are required to be made or obtained by SPAC in connection with the execution and delivery of this Agreement and the Ancillary Agreements by SPAC, as applicable, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, except for (a) the filing with the SEC and declaration of effectiveness of the Registration Statement in which the Closing Date Share Merger Consideration is registered, (b) the filings of the PM1 and the Certificate of Merger and (c) such other consents, approvals, authorizations, waivers, notices and filings the failure of which to be made or obtained individually or in the aggregate, has not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

Section 6.05 No Violations. Assuming the consents, approvals, authorizations, waivers, notices and filings referred to in Section 6.04 are obtained or made, the execution and delivery of this Agreement and the Ancillary Agreements by SPAC, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of SPAC, (b) conflict with or result in a violation or breach of any provision of any Law or Permit applicable to SPAC, (c) require the consent, notice or other action by any Person under, materially conflict with, result in a material violation or material breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any material Contract to which SPAC is a party or (d) result in the creation or imposition of any material Encumbrance, other than Permitted Encumbrances, on any properties or assets of SPAC, in the case of clauses (c) and (d) as, individually or in the aggregate, has not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

Section 6.06 Valid Issuance of SPAC Common Stock. All SPAC Common Stock issued as at the date of this Agreement and as at Closing, has been duly authorized, validly issued, fully paid and nonassessable free and clear of all Encumbrances (other than restrictions on transfer imposed by federal and state securities Laws). The issuance thereof did not violate or conflict with any provisions of applicable U.S. federal or state Law or the rules, regulations and policies of Nasdaq or any other applicable stock exchange or securities regulatory authority and will not be issued in contravention of any other Person’s rights therein or with respect thereto.

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Section 6.07 Litigation. There is no Action or claim pending or, to the Knowledge of SPAC, threatened, or, to the Knowledge of SPAC, governmental investigation threatened or pending by, against or involving SPAC or any of its properties or assets, the outcome of which, individually or in the aggregate, would reasonably be expected to have a SPAC Material Adverse Effect.

Section 6.08 Fees to Brokers and Finders. Except as set forth on Section 6.08 of the SPAC Disclosure Schedule, SPAC has no obligation to pay any fee or commission to any investment banker, broker, financial adviser, finder or other similar intermediary in connection with the transactions contemplated by this Agreement.

Section 6.09 Tax Matters.

(a) All income and other material Tax Returns required by Law to be filed by SPAC have been duly filed (taking into account any automatic extensions of time to file Tax Returns obtained in the ordinary course of business), and all such Tax Returns are true, correct, and complete in all material respects and are not (nor is anything in them) the subject of any dispute with any Governmental Authority.

(b) All material amounts of Taxes due and owing by SPAC have been paid within applicable time limits.

(c) SPAC has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d) SPAC has not engaged in any material audit, examinations, investigations, or Action with respect to Taxes. SPAC has not received any written notice from a Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of SPAC, no such claims have been threatened. No claim has been made, and to the knowledge of SPAC, no oral claim has been made, by any Governmental Authority in a jurisdiction where SPAC does not file a Tax Return that SPAC is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of SPAC and no request for any such waiver or extension is currently pending.

(e) Since the date of its formation, neither SPAC nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

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(f) SPAC has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(g) There are no Liens with respect to Taxes on any of the assets of SPAC, other than Liens for Taxes not yet due and payable or which are being contested in good faith and, in each case, for which appropriate reserves have been established in accordance with GAAP.

(h) SPAC does not have material liability for the Taxes of any Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or (iii) by contract (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(i) SPAC is not a party to, or bound by, or has any material obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(j) SPAC has not taken, permitted or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(k) SPAC is, and has always been resident only in its jurisdiction of incorporation for Tax purposes and is not and has not been, treated as having a permanent establishment (within the meaning of an applicable Tax treaty), branch or taxable presence in any jurisdiction other than in its jurisdiction of incorporation.

(l) No charge to Tax will arise on SPAC as a result of entering into, or completion of, this Agreement (or the transactions contemplated by this Agreement), and the implementation of the transactions contemplated by this Agreement will not result in the withdrawal or clawback of any exemption or relief previously claimed by it or any asset being deemed to have been disposed of and reacquired for Tax purposes, or the forfeiture of any relief, loss, expense or allowance.

Section 6.10 No Other Representations and Warranties. Except for the representations and warranties expressly contained in this ARTICLE VI or in the Ancillary Agreements to which SPAC is party, neither SPAC nor any of its Affiliates, nor any of its or their respective Representatives, makes or has made, and none of the Company, any of its Affiliates or any Company Shareholder, nor any of its or their respective Representatives relies or has relied upon, any other representation or warranty on behalf of SPAC. SPAC expressly disclaims, and the Company and each Company Shareholder expressly disclaims any reliance on, any and all other representations and warranties, whether express or implied.

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ARTICLE VII

COVENANTS

Section 7.01 Conduct of Business. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as otherwise expressly required by, and in accordance with, this Agreement, including the taking of actions and the consummation of the transactions contemplated hereby, as set forth in Section 7.01 of the Company Disclosure Schedule, as required by applicable Law or with the prior written consent of SPAC (which consent shall not unreasonably be withheld, conditioned or delayed), the Company and each Company Subsidiary shall (x) conduct its business in the ordinary course of business, (y) preserve intact its business organization and operations and maintain its relationships and goodwill with employees, contractors, customers, suppliers, Governmental Authorities and others having business relationships with the Company and (z) not (except if required by applicable Law or for the purpose of the Taiwan Reorganization):

(a) (i) declare, set aside or pay any dividend or distribution on any shares of its capital stock or other equity interests or (ii) purchase, redeem or repurchase any shares of its capital stock or other equity interests;

(b) issue, sell, pledge, transfer, dispose of or encumber any shares of its capital stock or other equity interests or securities exercisable or convertible into, or exchangeable or redeemable for, any such shares or other equity interests, or any rights, warrants, options, calls or commitments to acquire any such shares or other equity interests, or merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person without the written consent from SPAC;

(c) split, combine, subdivide or reclassify any of its capital stock or other equity interests;

(d) (i) incur any Indebtedness outside the ordinary course of business, (ii) incur or accrue any trade payables or other liabilities (other than Indebtedness) outside the ordinary course of business, or (iii) waive any material claims or rights of, or cancel any debts to, and of, the Company or any Company Subsidiary;

(e) amend (by merger, consolidation or otherwise) its organizational documents or cause those of any Subsidiary to be amended, (ii) form any Subsidiary or (iii) acquire an interest in a variable interest entity;

(f) voluntarily adopt a plan of complete or partial liquidation or rehabilitation or authorize or undertake a dissolution, rehabilitation, consolidation, restructuring, recapitalization or other reorganization;

(g) (i) purchase, sell, lease, exchange, pledge, encumber, issue or otherwise dispose of or acquire any property or assets outside the ordinary course of business, (ii) grant or take any other action that will result in the imposition of an Encumbrance, other than Permitted Encumbrances, on any material property or assets of the Company or any Company Subsidiary, or (iii) make or incur any capital expenditure in excess of $1,000,000 individually or $2,500,000 in the aggregate or that are not contemplated by the capital expenditure budget of the Company (or any Company Subsidiary) previously provided to SPAC;

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(h) (i) amend, assign, renew, extend or terminate any existing Material Contract (unless terminated by the other parties thereto or expired in accordance with the terms of such Material Contract), (ii) enter into any Contract that would be a Material Contract if in effect on the date hereof or (iii) waive, release or assign any material rights or claims under any existing Material Contract;

(i) (i) sell, transfer or license any Intellectual Property to any Person, other than non-exclusive licenses granted in the ordinary course of business pursuant to User Agreements or Immaterial Licenses, (ii) abandon, withdraw, dispose of, permit to lapse or fail to preserve any Company IP, (iii) take any action that could reasonably be expected to trigger the release of source code of any material Company Software to any third party, or (iv) disclose any material Trade Secrets owned or held by the Company or any Company Subsidiary to any Person who has not entered into a written confidentiality agreement and is not otherwise subject to confidentiality obligations;

(j) pay, settle, release or forgive any Action or threatened Action, or waive any right thereto, in excess of $100,000 individually and $250,000 in the aggregate;

(k) make any filings with any Governmental Authority relating to (i) the withdrawal or surrender of any license or Permit held by the Company or any Company Subsidiary or (ii) the withdrawal by the Company or any Company Subsidiary from any lines or kinds of business;

(l) (i) make, revoke or amend any income or other material Tax election, (ii) enter into any closing agreement, settlement or compromise of any Tax-related Liability or refund, (iii) extend or waive the application of any statute of limitations regarding the assessment or collection of any Tax, (iv) file any request for rulings or special Tax incentives with any Tax Authority, (v) surrender any right to claim a Tax refund, offset or other reduction in Tax-related Liability, (vi) adopt or change any method of Tax accounting, (vii) file any Tax Return inconsistent with past practice, (viii) amend any Tax Return or (ix) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any Tax;

(m) other than as required by the terms of any Company Benefit Plan as in effect on the date hereof and listed on Section 5.13 of the Company Disclosure Schedule, (i) grant or increase any severance, change in control, retention or termination pay of (or amend any existing severance, change in control, retention or termination pay arrangement with) any Company Service Provider, (ii) establish, enter into, adopt, renew, terminate, modify or amend any Company Benefit Plan (or any new arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement), (iii) take any action to accelerate the vesting or payment of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Company Benefit Plan, (iv) increase the compensation payable to any Company Service Provider, except increases in annual base salary or wage rate in the ordinary course of business to those current employees of the Company or any Company Subsidiary not to exceed ten percent (10%) with respect to any Company Service Provider, (v) grant any awards under any bonus, incentive, performance, equity or other compensation plan or arrangement or Company Benefit Plan or (vi) except as may be required by GAAP or applicable Law, change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined;

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(n) (i) terminate the employment of any employee of the Company or any Company Subsidiary (other than terminations for cause, death or disability, as a result of a voluntary resignation of such employee or for cause (as determined in good faith by the Company or any Company Subsidiary)), (ii) hire any new employee or engage any consultant or independent contractor other than in the ordinary course of business, (iii) waive the restrictive covenant obligations of any Company Service Provider, or (iv) implement any group layoffs or furloughs, whether temporary or permanent, with respect to any employee of the Company or any Company Subsidiary;

(o) (i) modify, extend, or enter into any Collective Bargaining Agreement or (ii) recognize or certify any labor or trade union, works council, employee representative body, labor organization, or group of employees of the Company or any Company Subsidiary as the bargaining representative for any employees of the Company or any Company Subsidiary;

(p) voluntarily terminate, cancel or materially modify or amend any insurance coverage maintained by the Company or any Company Subsidiary with respect to any material assets without, to the extent commercially reasonable to do so, replacing such coverage with a comparable amount of insurance coverage;

(q) (i) acquire any corporation, partnership, joint venture, association or other business organization or division thereof, or substantially all of the assets of any of the foregoing or (ii) establish any Subsidiary, enter into any new lines of business or introduce any new material products or services;

(r) change any of the material accounting, financial reporting or tax principles, practices or methods used by the Company or any Company Subsidiary, except as may be required in order to comply with changes in GAAP or applicable Law; or

(s) enter into any Contract with respect to any of the foregoing. Nothing contained in this Agreement shall give SPAC, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Closing. Prior to the Closing, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, neither MKD BVI, Pubco nor any of the Pubco Subsidiaries shall take any actions or enter into any agreements, or conduct any business or affairs, except as otherwise expressly required by, and in accordance with, this Agreement, including the taking of actions and the consummation of the transactions contemplated hereby, as required by applicable Law or with the prior written consent of SPAC (which consent shall not unreasonably be withheld, conditioned or delayed), or as required for the purpose of the offshore restructuring and Taiwan Reorganization described in Section 7.15 of this Agreement.

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Section 7.02 Access to Information; Confidentiality.

(a) During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and shall use its commercially reasonable efforts to cause its Representatives to, afford SPAC Parties and their Representatives who are bound by a confidentiality agreement reasonable access during normal business hours upon reasonable advance notice to (and, as applicable, the right to then inspect) all of the officers, directors, employees, books and records, Contracts and other documents and data of the Company Parties as any SPAC Party or any of their Representatives may reasonably request for the purpose of facilitating the consummation of the transactions contemplated hereby, including but not limited to the filing of the registration statement/proxy statement on Form F-4 or Form S-4, as determined by the parties, with the SEC; provided, however, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets or violate any obligations with respect to confidentiality in any agreement with a third party or violate any applicable Law or (ii) to disclose information or materials protected by attorney-client, attorney work product or other legally recognized privileges or immunity from disclosure. In exercising its rights hereunder, each SPAC Party shall take commercially reasonable efforts conduct itself, and shall take commercially reasonable efforts to cause its Representatives to conduct themselves, so as not to unreasonably interfere in the conduct of the Company’s businesses.

(b) The parties each acknowledge that the information and access provided to it pursuant to this Section 7.02 shall be subject to the terms and conditions of the Confidentiality Agreement and all applicable Law. Effective as of the Closing, the Confidentiality Agreement shall cease to have any force or effect.

Section 7.03 Efforts to Consummate.

(a) On the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, as promptly as reasonably practicable, all actions, and to do, or cause to be done, as promptly as reasonably practicable, all things necessary or advisable under applicable Laws to consummate and make effective the SPAC Merger, the Acquisition Merger and the other transactions contemplated hereby as promptly as practicable, including by using commercially reasonable efforts to take all action necessary to satisfy all of the conditions to the obligations of the other party or parties hereto to effect the SPAC Merger and the Acquisition Merger, to obtain any necessary waivers, consents and approvals and to effect all necessary registrations and filings with Governmental Authorities and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the SPAC Merger, the Acquisition Merger and the other transactions contemplated by this Agreement.

(b) Notwithstanding anything to the contrary herein, in connection with the exercise of any commercially reasonable efforts or other standard of conduct pursuant to this Agreement, neither the Company nor SPAC shall be required, in respect of any provision of this Agreement, to pay any extraordinary fees, expenses or other amounts to any Governmental Authority or any party to any Contract (excluding, for the avoidance of doubt, ordinary course fees and expenses of their respective attorneys and advisors), commence or participate in any Action or offer or grant any accommodation (financial or otherwise) to any third party, dispose of any assets, incur any material obligations or agree to any of the foregoing.

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Section 7.04 Resignations. The SPAC shall cause all of its directors to resign from such directorship, and all of its executive officers to resign from their offices, in each case effective as of the Closing (collectively, the “Resignations”).

Section 7.05 SEC Filings.

(a) The parties acknowledge that:

(i) SPAC’s shareholders and the MKD BVI Shareholders must approve the transactions contemplated by this Agreement prior to the Acquisition Merger and the SPAC Merger contemplated hereby being consummated and that, in connection with such approval, SPAC must call a special meeting of its shareholders requiring SPAC to prepare and file with the SEC a Registration Statement on Form F-4 or Form S-4, as determined by the parties, which will contain a Proxy Statement/Prospectus (as defined in Section 7.14);

(ii) SPAC will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii) SPAC will be required to file a Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b) In connection with any filing SPAC makes with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company will, and will use its commercially reasonable efforts to cause its Affiliates to, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, use their commercially reasonable efforts to (i) cooperate with SPAC, (ii) respond to questions about the Company required in any filing or requested by the SEC, and (iii) provide any information requested by SPAC in connection with any filing with the SEC.

(c) The Company acknowledges that a substantial portion of the filings with the SEC and mailings to SPAC’s shareholders with respect to the Proxy Statement/Prospectus shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practicable provide SPAC with such information as shall be reasonably requested by SPAC for inclusion in or attachment to the Proxy Statement/Prospectus, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company and its Shareholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. The Company understands that such information shall be included in the Proxy Statement/Prospectus and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company shall cause its managers, directors, officers and employees (and those of the Company Subsidiaries) to be reasonably available to SPAC and their counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company).

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Section 7.06 Financial Information. By no later than August 31, 2023, MKD BVI or the Company will deliver to the SPAC Parties audited consolidated financial statements of MKD BVI (including all subsidiaries) as of and for the years ended December 31, 2021 and 2022, all prepared in conformity with U.S. GAAP under the standards of the PCAOB (the “Audited 2021/2022 Financial Statements”). The Audited 2021/2022 Financial Statements shall, among other things, be (i) prepared from the Books and Records of MKD BVI; (ii) prepared on an accrual basis in accordance with U.S. GAAP; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of MKD BVI’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to MKD BVI with respect to the periods then ended. The Audited 2021/2022 Financial Statements will be complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects, the financial position of MKD BVI as of the dates thereof and the results of operations of MKD BVI for the periods reflected therein. The Company or MKD BVI will provide additional financial information as reasonably requested by the SPAC Parties for inclusion in any filings to be made by the SPAC Parties with the SEC.

Section 7.07 Reserved.

Section 7.08 Insurance Policies. If so requested by SPAC, the Company Parties shall cooperate, and shall cause their Affiliates and Representatives to cooperate, with SPAC Parties, and shall execute and deliver such documents and take such actions as SPAC Parties may reasonably request (but with effect only upon the Effective Time), in order to enable SPAC to extend its existing insurance policies to cover the business and associated assets of the Company effective from and after the Closing.

Section 7.09 Exclusivity. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its officers, directors, employees, agents, representatives and Affiliates (including for this purpose commonly Controlled Affiliates and Subsidiaries) not to, directly or indirectly, (a) solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any discussions or negotiations with, any corporation, partnership, person or other entity or group (other than SPAC and its Subsidiaries and Representatives) regarding any Acquisition Proposal, (b) enter into, continue with or participate in any discussions or negotiations with, or provide any information to, any Person (other than SPAC and its Subsidiaries and Representatives) concerning a possible Acquisition Proposal or (c) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, upon receipt by the Company or any of its commonly Controlled Affiliates of any offer, proposal, indication of interest, request or inquiry that could reasonably be expected to lead to an Acquisition Proposal, the Company shall within one (1) Business Day (i) notify SPAC in writing of its receipt of such Acquisition Proposal and (ii) communicate to SPAC in writing in reasonable detail the terms of any such Acquisition Proposal (including providing SPAC with a written statement with respect to any non-written Acquisition Proposal received, which statement must include the terms thereof). In addition, the Company will within one (1) Business Day advise SPAC in writing of any material modification or proposed modification to such Acquisition Proposal and any other information necessary to keep SPAC informed in all material respects regarding the status and details of such Acquisition Proposal.

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Section 7.10 Shareholder Consents.

(a) MKD BVI shall use commercially reasonable efforts to take all action necessary in accordance with this Agreement, the MKD BVI Governing Document, and the applicable BVI laws, to obtain the Requisite MKD BVI Shareholder Approval, if so required under BVI Law, for the transactions contemplated in this Agreement. MKD BVI’s obligation to use commercially reasonable efforts to obtain the Requisite MKD BVI Shareholder Approval pursuant to this Section 7.10 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or the withholding, withdrawal, amendment or modification by MKD BVI’s board of directors of its unanimous recommendation to the holders of MKD BVI Ordinary Shares in favor of the adoption of this Agreement and the approval of the Acquisition Merger. Upon obtaining the Requisite MKD BVI Shareholder Approval, MKD BVI shall promptly deliver copies of the documents evidencing the obtainment of the Requisite MKD BVI Shareholder Approval to SPAC.

(b) If required under Law, as soon as reasonably practicable after SPAC’s filing of a Current Report on Form 8-K relating to this Agreement and the transactions contemplated hereby), MKD BVI shall prepare and mail (or email) to each MKD BVI Shareholder, a notice (as it may be amended or supplemented from time to time, the “Shareholder Notice”) setting out the material terms of this Agreement. Prior to its delivery, SPAC shall be entitled to review the Shareholder Notice and MKD BVI shall take reasonable steps to reflect any comments received from SPAC or its Representatives in the Shareholder Notice, and, following its delivery, no amendment or supplement to the Shareholder Notice shall be made by MKD BVI without the approval of SPAC. MKD BVI shall not include in the Shareholder Notice any information with respect to SPAC or any of its Affiliates, the form and content of which information shall not have been approved by SPAC prior to such inclusion (such approval not to be unreasonably withheld, delayed or conditioned). Each of SPAC and MKD BVI agree to direct their respective Representatives to reasonably cooperate in the preparation of the Shareholder Notice and any amendment or supplement thereto.

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Section 7.11 Public Disclosure. The parties shall agree on the form, content and timing of any initial press release, and, except with the prior written consent of the Shareholders’ Representative and SPAC (which consent shall not be unreasonably withheld, delayed or conditioned), shall not issue nor shall any Affiliate or Representatives of such party issue any other press release or other public statement or public communication, with respect to this Agreement or the transactions contemplated hereby; provided that the Shareholders’ Representative, the Company and SPAC may (and in the case of clause (b) and (c) below any Representative of any of the foregoing may), without the prior written consent of such other parties, make such public statement or issue such public communication (a) as may be required by applicable Law or the requirements of any applicable stock exchange and, if practicable under the circumstances, after reasonable prior consultation with such other parties (and allowing such parties and their Representatives to review the text of the disclosure before it is made), (b) that consists solely of information contained in prior announcements made by any or all of SPAC, the Company, the Company Shareholders or any of their respective Representatives in accordance herewith, or (c) to enforce its rights or remedies under this Agreement or the Ancillary Agreements; provided, that the parties will be responsible for disclosures made by their respective Representatives in violation of the terms of this Section 7.11.

Section 7.12 Pubco Listing. Pubco shall ensure (and the Company shall use commercially reasonable efforts to ensure) that, at or prior to the Closing, the shares of Pubco Ordinary Shares that will be part of the Closing Date Share Merger Consideration, as well as the Pubco Ordinary Shares to be issued in the SPAC Merger, are approved for listing on Nasdaq, subject to official notice of issuance (if applicable), which approval shall be a condition to the obligations of SPAC and the Company under this Agreement.

Section 7.13 Directors’ and Officers’ Indemnification and Exculpation.

(a) Each party agrees that all rights to indemnification and exculpation for acts or omissions occurring prior to the Closing now existing in favor of the current or former directors or officers of the Company Parties and of the SPAC who have the right to indemnification or exculpation by the Company Parties and/or the SPAC, as applicable (collectively, the “Covered Persons”), as provided in their organizational documents shall survive the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms for a period of not less than three (3) years from the Closing. Pubco will cause the applicable Company Party and/or the SPAC to perform and discharge all obligations to provide such indemnity and exculpation during such three (3) year period and to advance expenses in connection with such indemnification as provided in the governing documents (or other applicable agreements) of the SPAC or the applicable Company Party in effect as of immediately prior to the Effective Time.

(b) Prior to the Closing Date, SPAC may obtain a “tail” insurance policy that provides coverage for up to a three-year period from the Closing Date, for the benefit of the current or former directors and officers of the SPAC Parties (the “SPAC Covered Persons”) on terms and conditions reasonably that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the SPAC’s directors’ and officers’ liability insurance policy as of the date of this Agreement. Pubco shall maintain, or cause to be maintained, such D&O Tail Insurance in full force and effect, for its full term, without lapses in coverage and honor all obligations thereunder. If Pubco or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any person, then in each such case, proper provisions shall be made so that the successors or assigns of Pubco shall assume all of the obligations set forth in this Section 7.13(b).

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Section 7.14 Registration Statement.

(a) As promptly as reasonably practicable following the execution and delivery of this Agreement, SPAC shall prepare, with the assistance of the Company Parties, and cause to be filed with the SEC a registration statement on Form F-4 or Form S-4, as determined by the parties (as amended or supplemented from time to time, and including the Proxy Statement/Prospectus contained therein, the “Registration Statement”), in connection with the registration under the Securities Act of the Pubco Ordinary Shares to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement/Prospectus. The Registration Statement shall include a Proxy Statement of SPAC as well as a prospectus for the offering of Pubco Ordinary Shares to the SPAC Stockholders and MKD BVI Shareholders (as amended, the “Proxy Statement/Prospectus”) for the purpose of soliciting proxies from SPAC’s shareholders for the matters to be acted upon at the SPAC Special Meeting and providing the public shareholders of SPAC an opportunity in accordance with the SPAC’s organizational documents and the final IPO prospectus of SPAC, dated January 31, 2023 (the “Prospectus”), to have their SPAC Common Stock redeemed in conjunction with the shareholder vote on the SPAC Party Shareholder Approval Matters (as defined below). The Proxy Statement/Prospectus shall include proxy materials for the purpose of soliciting proxies from SPAC stockholders to vote, at a special meeting of the SPAC’s stockholders to be called and held for such purpose (the “SPAC Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby, including the SPAC Merger, by the holders of SPAC Common Stock in accordance with SPAC’s organizational documents, the DGCL and the rules and regulations of the SEC and Nasdaq, (ii) the adoption of the amended and restated certificate of incorporation of SPAC Merger Surviving Corporation in the form agreed to between SPAC and the Company, (iii) the election of the directors of Pubco as set forth in Section 3.03 of this Agreement, and (iv) such other matters as the Company and the SPAC Parties shall hereafter mutually determine to be necessary or appropriate in order to effect the SPAC Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (iv), collectively, the “SPAC Party Shareholder Approval Matters”). In connection with the Registration Statement, SPAC, Pubco, Merger Sub 2 and the Company, as applicable, will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement requirements set forth in SPAC’s organizational documents, Delaware Law, BVI Law and the rules and regulations of the SEC and Nasdaq. The SPAC Parties shall provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement/Prospectus and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide the SPAC Parties with such information concerning the Company Parties and their controlled Affiliates, equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Proxy Statement/Prospectus, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading (subject to the qualifications and limitations set forth in the materials provided by the Company). If required by applicable SEC rules or regulations, such financial information provided by the Company must be reviewed or audited by the Company’s auditors.

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(b) Each of SPAC and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Acquisition Merger. Each of SPAC and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement/Prospectus. Promptly after the Registration Statement is declared effective under the Securities Act, SPAC will cause the Proxy Statement/Prospectus to be sent to shareholders of SPAC.

(c) Each of SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If SPAC or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) SPAC, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. SPAC and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of SPAC Common Stock, as applicable, pursuant to applicable Law and subject to the terms and conditions of this Agreement and the SPAC organizational documents and the Company organizational documents. Each of the Company and SPAC shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that SPAC receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(d) Each party shall, and shall cause each of its subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available at a reasonable time and location to the Company, SPAC and their respective representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Proxy Statement, and responding in a timely manner to comments from the SEC. Each party shall promptly correct any information provided by it for use in the Proxy Statement/Prospectus (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC shall cause the Proxy Statement/Prospectus to be disseminated to SPAC’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and SPAC’s organizational documents.

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Section 7.15 MKD Reorganization and Addendum. The Company shall, promptly following the execution of this Agreement, effect the following reorganization prior to the Closing:

(a) Offshore Restructuring:

(i) The Shareholders’ Representative will form Pubco for the purpose of serving as the public listed company whose shares shall be traded on Nasdaq following Closing.

(ii) Pubco will form a wholly-owned subsidiary, Merger Sub 1, for the sole purpose of the Acquisition Merger.

(iii) Pubco will form a wholly-owned subsidiary, Merger Sub 2, for the sole purpose of the SPAC Merger.

(b) Taiwan Reorganization:

(i) MKD BVI shall directly or indirectly acquire at least 51% of the issued and outstanding ordinary shares of the Company, following which the board of directors of the Company shall pass a resolution to ratify and approve this Agreement and the transactions contemplated herein.

(ii) MKD BVI shall acquire any shares of MKDWELL (Jiaxing) Electronic Technology Ltd. not directly or indirectly owned by the Company (the steps set out in Section 7.15(b), being the “Taiwan Reorganization”).

(c) As soon as practicable following the execution of this Agreement, but in any event not later than July 31, 2023, the Shareholders Representative shall procure Pubco, Merger Sub 1 and Merger Sub 2 to execute an addendum to become parties to this Agreement.

Section 7.16 Notices of Certain Events. Each party shall promptly notify the other parties of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Company Ordinary Share or share capital or capital stock of the SPAC Parties or any of the assets of the Company or the SPAC Parties;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the Ancillary Agreements;

(c) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

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(e) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by such Party to be false or misleading in any material respect or to omit or fail to state a material fact.

Section 7.17 Further Assurances. From and after the Closing, each party hereto shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, notices and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement, including the restructuring and reorganization contemplated by Section 7.15.

Section 7.18 Lock-up Agreements. The Shareholders’ Representative and Pubco shall procure that the Lock-up Agreements between Pubco and all directors and officers of Pubco and shareholders who will hold more than five percent (5%) of the outstanding equity securities of the Pubco as of the Closing Date shall be duly executed prior to the Closing Date, with the execution and delivery of such Lock-Up Agreements being a condition to the obligations of SPAC and Pubco hereunder. SPAC shall procure that the Lock-up Agreement to be entered into between Pubco and the Sponsor in respect of Pubco Ordinary Shares held by the Sponsor or any of its Affiliates, shall be duly executed prior to the Closing Date, with the execution and delivery of such Lock-Up Agreements being a condition to the obligations of the Company and Pubco hereunder.

Section 7.19 Extension Loans.

(a) Subject to the other provisions of this Section 7.19, if so requested and notified in advance in writing by SPAC, the Sponsor and/or the Company shall promptly provide up to three (3) loans to SPAC (the “Extension Loans”), at an interest rate of 5.27% per annum, to be evidenced in the form of a promissory note set out in Exhibit E, which shall be duly executed by SPAC, for the sole purpose of extending the deadline for the consummation of SPAC’s initial business combination (“Extension”) as described in SPAC’s prospectus dated January 31, 2023 (“SPAC Prospectus”),

(b) The maximum amount of each Extension Loan shall not exceed that as required for an Extension as described in the SPAC Prospectus.

(c) Where the reason for requiring an Extension is due to reasons solely attributable to that on the part of or within the sole control of either Sponsor and/or the Company, then the Sponsor and/or the Company (as the case may be) shall be solely responsible for the full amount of each such Extension Loan.

(d) Where the reason for requiring an Extension is due to reasons attributable to both the Sponsor and the Company, the Sponsor and the Company shall each share equally in the amount for an Extension Loan.

(e) All Extension Loans shall immediately be repaid by SPAC to the Sponsor and/or the Company (as the case may be) upon the earlier of the Closing or the expiry of the deadline for the consummation of SPAC’s initial business combination as described in the SPAC Prospectus.

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ARTICLE VIII

TAX MATTERS

Section 8.01 Transfer Taxes. Notwithstanding anything to the contrary contained herein, each Party shall bear their own cost of all Transfer Taxes, if any, including costs arising out of the preparation and filing of any Tax Returns required to be filed with respect to such Transfer Taxes in accordance with appliable Law. All necessary Tax Returns shall be prepared and filed by the party required to do so pursuant to applicable Law (and the non-filing party shall provide reasonable cooperation in connection therewith, if requested by the filing party).

Section 8.02 Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company and its Subsidiaries shall duly and timely file all income and other material Tax Returns required to be filed by them with the applicable Taxing Authority, pay all material Taxes required to be paid by them by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

Section 8.03 Intended Tax Treatment.

(a) Each of SPAC, the Company, Pubco, Merger Sub 1 and Merger Sub 2 hereby agree and acknowledge that, for U.S. federal income tax purposes the SPAC Merger and the Acquisition Merger are intended to constitute a single exchange transaction under Section 351 of the Code. The Parties hereby agree to file all Tax Returns and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Transactions under Section 351 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Closing Date has or may have on such Transactions. Each of the Parties acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the Transactions, and (ii) is responsible for paying its own Taxes, including any Taxes that may arise if the SPAC Merger and the Acquisition Merger do not qualify as exchanges described in Section 351 of the Code. None of SPAC, the Company, Pubco, Merger Sub 1, Merger Sub 2 or their respective Affiliates has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Transactions from qualifying for such intended Tax treatment.

(b) Each of SPAC, the Company, Pubco, Merger Sub 1 Merger Sub 2 and their respective Affiliates shall file all Tax Returns consistent with the Intended Tax Treatment, and shall take no position inconsistent with the Intended Tax Treatment (whether in audits, Tax Returns or otherwise), in each case, unless otherwise required by a Taxing Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code.

Section 8.04 Tax Opinion. In the event the SEC requires a tax opinion regarding the Intended Tax Treatment, SPAC will use commercially reasonable efforts to cause Pryor Cashman LLP to deliver such tax opinion. Each party shall use reasonable best efforts to execute and deliver customary Tax representation letters to Pryor Cashman LLP in form and substance reasonably satisfactory to Pryor Cashman LLP.

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Section 8.05 PFIC Reporting. Within one hundred twenty (120) days after the end of each taxable year of Pubco for which Pubco reasonably believes that it may be a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”), Pubco shall (1) determine its status as a PFIC, (2) determine the PFIC status of each of its Subsidiaries that at any time during such taxable year was a foreign corporation within the meaning of Section 7701(a) of the Code (the “Non-U.S. Subsidiaries”), and (3) make such PFIC status determinations available to the shareholders of Pubco who were shareholders of SPAC as of immediately prior to the Effective Time. If Pubco determines that it was, or could reasonably be deemed to have been, a PFIC in such taxable year, Pubco shall use commercially reasonable efforts to provide the statements and information (including without limitation, a PFIC Annual Information Statement meeting the requirements of Treasury Regulation Section 1.1295-1(g)) necessary to enable Pubco shareholders who were SPAC shareholders as of immediately prior to the Effective Time and their direct and/or indirect owners that are United States persons (within the meaning of Section 7701(a)(30) of the Code) to comply with all provisions of the Code with respect to PFICs, including but not limited to making and complying with the requirements of a “Qualified Electing Fund” election pursuant to Section 1295 of the Code or filing a “protective statement” pursuant to Treasury Regulation Section 1.1295-3 with respect to Pubco or any of the Non-U.S. Subsidiaries, as applicable. The covenants contained in this Section 8.05 shall, notwithstanding any provision elsewhere in this Agreement, survive in full force and effect until two (2) years after the end of SPAC’s current taxable year.

Section 8.06 Conflicts. To the extent of any inconsistencies between any provision of this ARTICLE VIII and ARTICLE XI, the provisions of this ARTICLE VIII shall control.

ARTICLE IX

CONDITIONS TO CLOSING

Section 9.01 Conditions to the Obligations of the Parties. The obligations of the parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by SPAC and the Company) as of the Closing of the following conditions:

(a) No Injunction or Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, enforced or entered any Law or issued a Governmental Order or legal injunction that is in effect on the Closing Date and that has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) SPAC Party Shareholder Approval. The SPAC Party Shareholder Approval Matters that are submitted to the vote of the shareholders of SPAC at the SPAC Special Meeting in accordance with the Proxy Statement/Prospectus and SPAC’s organizational documents shall have been approved by the requisite vote of the shareholders of SPAC at the SPAC Special Meeting in accordance with SPAC’s organizational documents, applicable Law and the Proxy Statement/Prospectus (the “Required SPAC Shareholder Approval”).

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(c) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC.

(d) Approvals. Receipt of any necessary regulatory or governmental approvals (including if applicable, the expiration or termination of any waiting periods under the HSR Act).

(e) Requisite MKD BVI Shareholder Approval and Company Board. If required under BVI law, MKD BVI shall have delivered to SPAC written consents of the MKD BVI Shareholders representing such percentage of the outstanding voting power of MKD BVI Ordinary Shares necessary to approve the Acquisition Merger and the transactions contemplated by this Agreement (collectively, the “Requisite MKD BVI Shareholder Approval”), and the board of directors of the Company shall have passed a resolution to ratify and approve this Agreement and the transactions contemplated herein.

(f) Nasdaq. Pubco’s initial listing application with Nasdaq in connection with the transaction shall have been approved and, immediately following the Closing, Pubco shall satisfy any applicable initial and continuing listing requirements of Nasdaq and Pubco shall not have any notice of non-compliance that is not cured herewith, and Pubco’s ordinary shares and other securities shall have been approved and continue to be approved for listing on Nasdaq.

(g) Pubco Secretary Certificate. At or prior to the Closing, SPAC shall render all reasonable information as Pubco may request to Pubco to enable Pubco to have delivered, or caused to be delivered, to SPAC and the Company a certificate of the secretary or equivalent officer of Pubco certifying that upon the consummation of the transactions contemplated herein the SPAC Stockholders and holders of SPAC Warrants will hold, by reason of holding SPAC Stock or Warrants (within the meaning of Code section 7874(a)(2)(B)(ii)(I)), less than sixty percent (60%) by vote or value of the aggregate of (i) the Ordinary Shares of Pubco and (ii) the Ordinary Shares that would be issued to holders of Pubco Warrants if all Pubco Warrants were exercised, and Pubco shall have delivered, or caused to be delivered, such certificate.

Section 9.02 Conditions to the Obligations of the SPAC Parties. The obligation of the SPAC Parties to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by SPAC) as of the Closing of the following conditions:

(a) Representations and Warranties of the Company. (i) The Company Fundamental Representations shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date) and (ii) the representations and warranties set forth in ARTICLE V (other than Company Fundamental Representations) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date as may be qualified below). SPAC shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of the Company.

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(b) Covenants of the Company. The covenants and agreements of the Company Parties set forth in this Agreement to be performed or complied with at or prior to the Closing shall have been duly performed or complied with in all material respects. SPAC shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of the Company.

(c) No Company Material Adverse Effect. From the date of this Agreement, no Company Material Adverse Effect has occurred, and there shall be no event, change, circumstance, effect, development, condition or occurrence that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to have a Company Material Adverse Effect. SPAC shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of the Company.

(d) Governmental Approvals. SPAC shall have received copies of all Governmental Approvals, if any, in form and substance reasonably satisfactory to SPAC, and no such Governmental Approval shall have been revoked.

(e) Ancillary Agreements. SPAC shall have received a copy of each of the Ancillary Agreements duly executed by the parties thereto and each such Ancillary Agreement shall be in full force and effect.

(f) Third Party Consents. SPAC Parties shall have received copies of the third party consents set forth on Company Disclosure Schedule 5.05 (if any) in form and substance reasonably satisfactory to SPAC, and no such consents shall have been revoked.

(g) Restructuring and Reorganization. The restructuring and reorganization of the Company Parties, as described in Section 7.15, shall have been completed to the reasonable satisfaction of SPAC.

(h) Additional Parties. Pubco, Merger Sub 1 and Merger Sub 2 shall have executed an addendum to become parties to this Agreement.

(i) Good Standing. The Company shall have delivered to SPAC a good standing certificate (or similar documents applicable for such jurisdictions) for each Company Party certified as of a date no earlier than ten (10) days prior to the Closing Date from the proper governmental authority of each such Company Party’s jurisdiction of organization and from each other jurisdiction in which each such Company Party is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(j) Secretary’s Certificate. At or prior to the Closing, the Company shall have delivered, or caused to be delivered, to SPAC a certificate of the secretary or equivalent officer of each Company Party certifying that attached thereto are true, correct and complete copies of all resolutions adopted by the board of directors or equivalent body of each Company Party authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated by this Agreement, and that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the transactions contemplated by this Agreement.

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Section 9.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Shareholders’ Representative) as of the Closing of the following conditions:

(a) Representations and Warranties. (i) The SPAC Fundamental Representations shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date) and (ii) the representations and warranties set forth in ARTICLE VI (other than the SPAC Fundamental Representations) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date as may be qualified below). The Shareholders’ Representative shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of SPAC.

(b) Covenants. The covenants and agreements of SPAC set forth in this Agreement to be performed or complied with at or prior to the Closing shall have been duly performed or complied with in all material respects. The Shareholders’ Representative shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of SPAC.

(c) Ancillary Agreements. The Company shall have received a copy of each of the Ancillary Agreements duly executed by the parties thereto and such Ancillary Agreement shall be in full force and effect.

ARTICLE X

TERMINATION

Section 10.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned, at any time prior to the Closing as follows:

(a) by mutual written consent of SPAC, MKD BVI and the Company; or

(b) by SPAC or the Company, if the Closing has not occurred on or before November 1, 2023 (the “Outside Date”), unless the absence of such occurrence shall be due to the failure of SPAC, on the one hand, or any Company Party, on the other hand, to materially perform its obligations under this Agreement required to be performed by it on or prior to the Outside Date; or

(c) by SPAC or the Company if (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

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(d) by SPAC if (i) SPAC is not in material breach of any of its obligations hereunder and (ii) any Company Party is in material breach of any of its representations, warranties or obligations hereunder that renders or could reasonably be expected to render the conditions set forth in Section 9.02(a) or Section 9.02(b) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) thirty (30) days after the giving of written notice by SPAC to the Company and (y) two (2) Business Days prior to the Outside Date; or

(e) by the Company if (i) no Company Party is in material breach of any of its obligations hereunder and (ii) SPAC is in material breach of any of its representations, warranties or obligations hereunder that renders or could reasonably be expected to render the conditions set forth in 9.03(a) or 9.03(b) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) thirty (30) days after the giving of written notice by the Company to SPAC and (y) two (2) Business Days prior to the Outside Date; or

(f) by either SPAC or the Company if the restructuring and Taiwan Reorganization described in Section 7.15 is not completed on or prior to September 30, 2023.

(g) by SPAC if each of Pubco, Merger Sub 1 and Merger Sub 2 do not execute an addendum to become parties to this Agreement on or prior to July 31, 2023.

Section 10.02 Procedure upon Termination. In the event of termination and abandonment by the Shareholders’ Representative, the Company or SPAC, pursuant to Section 10.01, written notice thereof shall forthwith be given to the other parties, and this Agreement shall terminate, without further action by any of the parties hereto.

Section 10.03 Effect of Termination. If this Agreement is terminated in accordance with Section 10.01, this Agreement shall thereafter become void and have no effect, and no party shall have any Liability to any other party, its Affiliates or any of their respective directors, officers, employees, equityholders, partners, members, agents or representatives in connection with this Agreement, except that (a) the obligations of the parties contained in the Confidentiality Agreement, this Section 10.03 and ARTICLE X shall survive, (b) termination will not relieve any party from Liability for any willful and material breach of this Agreement or willful misconduct or Fraud prior to such termination, and (c) if SPAC terminates this Agreement pursuant to Section 10.01(f) or (g), then, promptly (and in any event within twenty (20) Business Days) after such termination, the Company shall reimburse SPAC for any and all reasonable costs and expenses with proof of invoice (including legal and accounting fees and expenses) incurred by SPAC in connection with the negotiation, execution and delivery of this Agreement and the transactions contemplated hereby.

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ARTICLE XI

INDEMNIFICATION

Section 11.01 Survival. The representations and warranties set forth in ARTICLE V shall not survive the Closing. All covenants and agreements of the parties set forth in this Agreement that are required to be performed prior to the Closing shall survive until the date that is the eighteen (18)-month anniversary of the Closing Date, and all other covenants and agreements set forth in this Agreement shall survive until the date that is four (4) years from the Closing Date or for such other period, as may be explicitly specified herein for such covenant or agreement. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent details are known at such time) and in writing by notice from a non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. The parties specifically and unambiguously intend that the survival periods that are set forth in this Section 11.01 shall replace any statute of limitations that would otherwise be applicable.

Section 11.02 Indemnification by the Company. Subject to the other terms and conditions of this ARTICLE XI, from and after the Closing, the Company shall indemnify and defend each of SPAC and its Affiliates and their respective Representatives (collectively, the “SPAC Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the SPAC Indemnitees based upon or arising out of or by reason of:

(a) any inaccuracy in or breach of any Company Fundamental Representation, as of the date of this Agreement or as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, the inaccuracy in or breach of which will be determined with reference to such other date);

(b) any inaccuracy in or breach of any of the representations or warranties set forth in ARTICLE V (other than any Company Fundamental Representation), as of the date of this Agreement or as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, the inaccuracy in or breach of which will be determined with reference to such other date);

(c) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Company Party pursuant to this Agreement;

(d) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Shareholders’ Representative pursuant to this Agreement;

(e) any inaccuracy in the amount of Closing Company Debt or Closing Company Cash, in each case, as reflected in the Closing Statement;

(f) any claims made by MKD BVI Shareholders in their capacities as such in respect of the allocation of the Closing Date Share Merger Consideration, or for any events, facts or circumstances occurring at or prior to the Closing;

(g) the defense by SPAC or, following the Closing, SPAC or the Company, of an action for appraisal rights under applicable Law made by any holder of Dissenting Shares; or

(h) any actual or threatened Action brought by or on behalf of any Company Service Provider or Governmental Authority alleging breach of Contract or violation of any applicable Law pertaining to wages and hours, worker classification, workers’ compensation, work authorization or immigration, in each case, in connection with any period prior to the Closing.

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Section 11.03 Limitations; Effect of Investigation. The indemnification provided for in Section 11.02 shall be subject to the following limitations:

(a) The Company shall not be liable to the SPAC Indemnitees for indemnification under this Agreement, except in the case of Fraud by the Company, until the aggregate amount of all Losses in respect of indemnification under this Agreement exceeds $250,000 (the “Deductible”), in which event the Company shall be liable for all such Losses in excess of the Deductible (but subject to the other limitations contained herein). Except in the case of Fraud by the Company, and notwithstanding anything to the contrary in this Agreement, in no event shall the Company be liable to the SPAC Indemnitees for Losses in respect of indemnification under this Agreement that exceed $5,000,000.

(b) Notwithstanding the fact that any SPAC Indemnitee may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no SPAC Indemnitee shall be entitled to recover the amount of any Loss suffered by such SPAC Indemnitee more than once, regardless of whether such Loss may be as a result of a breach of more than one representation, warranty, obligation or covenant or otherwise. In addition, any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability, or a breach of more than one representation, warranty, covenant or agreement, as applicable.

(c) The determination of the amount of Loss arising from (but not the existence of any inaccuracy in or breach of) any representation or warranty shall be determined without regard to any materiality, Company Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(d) The representations, warranties, covenants and agreements of the Company (or the other Company Parties, as applicable), and the SPAC Indemnitee’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the SPAC Indemnitee (including by any of its Representatives) or by reason of the fact that the SPAC Indemnitee or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the SPAC Indemnitee’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

(e) Payments by the Company pursuant to this ARTICLE XI in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the SPAC Indemnitee in respect of any such claim, and each SPAC Indemnitee shall use its reasonable commercial efforts to recover all amounts payable from an insurer or other third party under any such insurance policy or Contract.

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(f) If the amount to be netted hereunder from any indemnification payment required hereunder is determined after payment by the Company to a SPAC Indemnitee of any amount otherwise required to be paid as indemnification pursuant hereto, the SPAC Indemnitee shall repay, promptly after such determination, any amount that the Company would not have had to pay pursuant hereto had such determination been made at the time of such payment.

(g) Notwithstanding any other provision of this Agreement to the contrary, no SPAC Indemnitee, nor any of its Affiliates, shall have any right to indemnification under this Agreement with respect to, or based on, Taxes to the extent such Taxes (i) are attributable to any Tax period other than a Tax period (or portion of a Straddle Period) ending on or before the Closing Date other than any such Taxes attributable to a breach of the representations and warranties set forth in Section 5.15(a), (ii) are due to the unavailability in any Tax periods (or portions thereof) beginning after the Closing Date of any net operating losses, credits, or other Tax attributes from a Tax period (or portion thereof) ending on or before the Closing Date, (iii) result from any transactions or actions taken by SPAC or any of its Affiliates (including without limitation the Company) on the Closing Date after the Closing that are not contemplated by this Agreement, or (iv) were already taken into account in the calculation of Indebtedness as finally determined.

Section 11.04 Third-Party Claims.

(a) If any SPAC Indemnitee receives written notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third-Party Claim”) against such SPAC Indemnitee with respect to which the Company is obligated to provide indemnification under this Agreement, the SPAC Indemnitee shall give the Company reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the SPAC Indemnitee becomes aware of such Third-Party Claim. The failure to give such reasonably prompt written notice shall not, however, relieve the Company of its indemnification obligations, except and only to the extent that the Company incurs material impairment of material rights or defenses by reason of such failure. Such notice by a SPAC Indemnitee shall describe the Third-Party Claim in reasonable detail, to the extent such details are then known, shall include copies of all material written evidence thereof and shall indicate the estimated amount, to the extent such amount can be reasonably estimated at such time, of the Loss that has been or may be sustained by the SPAC Indemnitee.

(b) The Company shall have the right to participate in, or by giving written notice to SPAC, to assume the defense of any Third-Party Claim at the Company’s expense and by the Company’s own counsel, and the SPAC Indemnitee shall cooperate in good faith in such defense; provided that the Company shall not have the right to assume the defense of, but shall have the right to participate in, any such Third-Party Claim to the extent that such Third-Party Claim seeks as a material remedy thereunder an injunction or other equitable relief against the SPAC Indemnitee. In the event that the Company assumes the defense of any Third-Party Claim, subject to Section 11.04(d), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the SPAC Indemnitee. The SPAC Indemnitee shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Company’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the SPAC Indemnitee; provided that if in the reasonable judgment of counsel to the SPAC Indemnitee, (A) there are material legal defenses available to a SPAC Indemnitee that are additional to those available to the Company or (B) there exists a conflict of interest between the Company and the SPAC Indemnitee that cannot be waived, the Company shall be liable for the reasonable fees and expenses of counsel to the SPAC Indemnitee in each jurisdiction for which the SPAC Indemnitee reasonably determines different counsel is required, subject to the limitations contained herein.

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(c) If the Company elects not to compromise or defend such Third-Party Claim, fails to reasonably promptly notify the SPAC Indemnitee in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the SPAC Indemnitee may, subject to Section 11.04(d), pay, compromise and defend such Third-Party Claim, and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim.

(d) Notwithstanding anything to the contrary contained herein, the Company shall not settle any Third-Party Claim without the prior written consent of the SPAC Indemnitee (such consent not to be unreasonably withheld, conditioned or delayed), except as provided in this Section 11.04(d). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the SPAC Indemnitee and provides, in customary form, for the unconditional release of each SPAC Indemnitee from all liabilities and obligations in connection with such Third-Party Claim and the Company desires to accept and agree to such offer, the Company shall give written notice to that effect to the SPAC Indemnitee. If the SPAC Indemnitee fails to consent to such firm offer within ten (10) Business Days after its receipt of such notice, the SPAC Indemnitee may continue to contest or defend such Third-Party Claim, at its own expense, and in such event, the maximum liability of the Company as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the SPAC Indemnitee fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Company may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the SPAC Indemnitee has assumed the defense pursuant to Section 11.04(b), it shall not agree to any settlement without the written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).

(e) The SPAC Indemnitee and the Company shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing reasonable access to each other’s relevant books and records, by preserving such books and records and by making employees and representatives available on a mutually convenient basis during normal business hours to provide additional information and explanation of any material provided hereunder. The SPAC Indemnitee and the Company shall use reasonable commercial efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

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Section 11.05 Direct Claims. Any Action by a SPAC Indemnitee on account of a Loss that does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the SPAC Indemnitee giving the Company reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the SPAC Indemnitee becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Company of its indemnification obligations, except and only to the extent that the Company incurs material impairment of material rights or defenses by reason of such failure. Such notice by the SPAC Indemnitee shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, to the extent such amount can be reasonably estimated at such time, of the Loss that has been or may be sustained by the SPAC Indemnitee. The Company shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The SPAC Indemnitee shall allow the Company and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the SPAC Indemnitee shall assist the Company’s investigation by giving such information and assistance as the Company or any of its professional advisors may reasonably request. If the Company does not so respond within such thirty (30) day period, then the Company shall be deemed to have rejected such claim, in which case the SPAC Indemnitee shall be free to pursue such remedies as may be available to the SPAC Indemnitee on the terms and subject to the provisions of this Agreement.

Section 11.06 Determination of Loss. Once a Loss required to be paid in cash is agreed to by the Company or adjudicated (as finally determined by a court of competent jurisdiction in a non-appealable judgment) to be payable in cash by the Company pursuant to this ARTICLE XI, the Company shall deposit, or cause to be deposited with the applicable SPAC Indemnitee, the amount of such Loss to be satisfied in cash pursuant hereto by wire transfer of immediately available funds to an account or accounts designated by SPAC in writing. The parties hereto agree that should the Company not make the full cash payment within ten (10) days of such agreement or adjudication, as applicable, any amount payable shall accrue interest from the date of agreement of the Company or adjudication to the date such payment has been made at the Interest Rate.

Section 11.07 Tax Treatment of Indemnification Payments. The parties agree that all indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the aggregate Transaction consideration for Tax purposes, unless otherwise required by Law.

Section 11.08 Exclusive Remedy. Except as provided in ARTICLE VI or Section 12.07, the indemnification provisions of this ARTICLE XI shall be the sole and exclusive remedy of the SPAC Indemnitees following the Closing for any and all breaches or alleged breaches by the Company of any of its representations, warranties, covenants or agreements, or any other provision of this Agreement; provided, that nothing in this Section 11.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 12.07 or to seek any remedy on account of any party’s willful misconduct or Fraud.

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ARTICLE XII

MISCELLANEOUS

Section 12.01 Entire Agreement. This Agreement and the Ancillary Agreements to which the parties are party constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement which will remain in full force and effect until the Closing. The parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and all parties specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the transactions contemplated hereby shall be those remedies available at law or in equity for breach of contract against the parties only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement, including by Section 11.08 if the Closing occurs), and the parties hereby agree that no party shall have any remedies or causes of action (whether in contract, tort or otherwise) for any statements, communications, disclosures, failures to disclose, or representations or warranties not explicitly set forth in this Agreement, except in the case of willful misconduct or Fraud. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. Further, no Person is asserting the truth of any factual statements contained in any representation and warranty set forth in this Agreement; rather, the parties have agreed that should any representations and warranties of any party prove inaccurate, the other party shall have the specific remedies herein specified as the exclusive remedy therefor, except in the case of willful misconduct or Fraud.

Section 12.02 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a party may have specified by notice given to the other parties pursuant to this provision):

To the Company and/or the Shareholders’ Representative:

MKD Technology Inc.

1F, No. 6-2, Duxing Road

Hsinchu Science Park

Hsinchu City 300

Taiwan, R.O.C.

Attn: Ming-Chia Huang, CEO

Email: chai@mkd.com.tw

with a copy to (which shall not constitute notice):

Sichenzia Ross Ference, LLP
1185 Avenue of the Americas, 31st Floor
New York, NY 10036

Attn:	Huan Lou
David Manno
Email:	hlou@srf.law
dmanno@srf.law

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To SPAC:

Cetus Capital Acquisition Corp.

Floor 3, No. 6, Lane 99

Zhengda Second Street, Wenshan District

Taipei, Taiwan, R.O.C. 11602

Attn:	Chung-Yi Sun, CEO
Email:	jack.cy.sun@cetuscorp.com

with a copy (which shall not constitute notice) to:

Pryor Cashman LLP

7 Times Square, 40th Floor

New York, NY 10036

Attn:	Michael T. Campoli
Email:	mcampoli@pryorcashman.com

Section 12.03 Amendment; Modification and Waiver. Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by SPAC and the Shareholders’ Representative, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after the adoption of this Agreement by the Requisite MKD BVI Shareholder Approval, no amendment shall be made that by Law requires further approval by the MKD BVI Shareholders without obtaining such requisite approval under the BVI Business Companies Act, except to the extent the approval of the MKD BVI Shareholders can be given by the Shareholders’ Representative under applicable Law. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 12.04 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under it may be directly or indirectly assigned, delegated, sublicensed or transferred by any of the parties, in whole or in part, to any other Person (including any bankruptcy trustee) by operation of law or otherwise, whether voluntarily or involuntarily, without the prior written consent of the other parties, and any attempted or purported assignment in violation of this Section 12.04 will be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by each of the parties and their respective heirs, executors, administrators, successors, legal representatives and assigns (including, with respect to any trust, any additional or successor trustees of any such trust).

Section 12.05 No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns; provided, however, that the provisions of ARTICLE XI are intended to be for the benefit of, and shall be enforceable by, each Covered Person and each SPAC Covered Person, as applicable, and each such Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be third-party beneficiaries of such sections.

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Section 12.06 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arising out of or relating to this Agreement or the negotiation, execution and delivery or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.

(b) Each of the parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction and venue within the State of Delaware (“Delaware Courts”), and any appellate court from any decision thereof, in any Action that may be based upon, arise of or relate to this Agreement or the negotiation, execution and delivery or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action that may be based upon, arise out of or relate to this Agreement or the negotiation, execution and delivery or performance of this Agreement in the Delaware Courts, including any objection based on its place of incorporation or domicile, (iii) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 12.02 or in any other manner permitted by applicable Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NONE OF THE OTHER PARTIES NOR THEIR REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS Section 12.06(c). ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

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Section 12.07 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached or threatened to be breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that without posting bond or other undertaking, the parties shall be entitled to seek injunctive or other equitable relief to prevent breaches or threatened breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties further agree that (a) by seeking any remedy provided for in this Section 12.07, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement and (b) nothing contained in this Section 12.07 shall require any party to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 12.07 before exercising any other right under this Agreement. If, prior to the Outside Date, any party brings any Action in accordance with this Agreement to enforce specifically the performance of the terms and provisions hereof against any other party, the Outside Date shall be automatically extended (i) for the period during which such Action is pending, plus ten (10) Business Days or (ii) by such other time period established by the court presiding over such action on good cause shown, as the case may be.

Section 12.08 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.

Section 12.09 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction and (b) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

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Section 12.10 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all direct and indirect costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne (a) by SPAC, if such expenses are incurred by any SPAC Party, and (b) by the applicable Company Party if expenses are incurred by any Company Party, including the Company Transaction Expenses; provided, that if the Closing shall occur each party’s reasonable and documented costs and expenses will be paid from the capital of Pubco.

Section 12.11 Shareholders’ Representative.

(a) In addition to the other rights and authority granted to the Shareholders’ Representative elsewhere in this Agreement and except as expressly provided herein, by participating in the execution and delivery of this Agreement and receiving the benefits thereof, including the right to receive the consideration payable in connection with the transactions contemplated by this Agreement, each Company Shareholder (which, for the purpose of this Section 12.11, shall also mean each MKD BVI Shareholder) hereby irrevocably authorizes and appoints Ming-Chia Huang as agent, attorney-in-fact and representative to act for and on behalf of such Company Shareholder regarding any matter under this Agreement or relating to the transactions contemplated hereby, with full power of substitution to act in the name, place and stead of such Company Shareholder and to act on behalf of such Company Shareholder with respect to the transactions contemplated hereby, including in any amendment of or dispute, litigation or arbitration involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Shareholders’ Representative shall determine to be necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement. This power of attorney and all authority hereby conferred is coupled with an interest and is irrevocable and shall not terminate or otherwise be affected by the death, disability, incompetence, bankruptcy or insolvency of any Company Shareholder. Except as expressly provided herein, no Company Shareholder shall directly have the right to exercise any right hereunder, it being understood and agreed that all such rights shall only be permitted to be exercised by the Shareholders’ Representative on behalf of the Company Shareholders. Without limiting the generality of the foregoing, the Shareholders’ Representative has full power and authority, on behalf of each Company Shareholder and such Company Shareholder’s successors and assigns, to: (i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered by the Company Shareholders in connection herewith, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments, and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement, (iii) receive service of process in connection with any claims under this Agreement, (iv) agree to, negotiate, enter into settlements and compromises of, assume the defense of Third-Party Claims, prosecute and defend claims for indemnification under ARTICLE XI and comply with orders of courts with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, (viii) assert the attorney-client privilege on behalf of the Company Shareholders with respect to any communications that relate in any way to the transactions contemplated hereby, (ix) deliver to SPAC any and all Ancillary Agreements executed by the Company Shareholders and deposited with the Shareholders’ Representative, upon the Shareholders’ Representative’s determination that the conditions to Closing have been satisfied or waived and (x) take all actions necessary or appropriate in the judgment of the Shareholders’ Representative on behalf of the Company Shareholders in connection with this Agreement.

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(b) Service by the Shareholders’ Representative shall be without compensation except for the reimbursement by the Company Shareholders of out-of-pocket expenses and indemnification specifically provided herein.

(c) Notwithstanding Section 12.11(a), if the Shareholders’ Representative believes that he or she requires further authorization or advice from any Company Shareholder on any matters concerning this Agreement or any other agreement contemplated hereby, the Shareholders’ Representative will be entitled, but not obligated, to seek such further authorization solely from such Company Shareholder.

(d) From and after the date hereof, but except as expressly provided herein, each of SPAC and the Company is entitled to deal exclusively with the Shareholders’ Representative on all matters relating to this Agreement and the transactions contemplated hereby. A decision, act, consent or instruction of the Shareholders’ Representative constitutes a decision of all the Company Shareholders in respect of this Agreement and the transactions contemplated hereby. Such decision, act, consent or instruction is final, binding and conclusive upon each Company Shareholder, and each of SPAC and the Company shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company Shareholder by the Shareholders’ Representative, and on any other decision, act, consent or instruction taken or purported to be taken on behalf of any Company Shareholder by the Shareholders’ Representative, as being fully binding upon such Person. Notices or communications to or from the Shareholders’ Representative will constitute notice to or from each Company Shareholder.

(e) The Shareholders’ Representative may resign at any time, and may appoint a new Shareholders’ Representative to act in his or her stead, and may be removed for any reason or no reason by the vote or written consent of the Company Shareholders holding a majority of the Company Ordinary Shares as of the date hereof; provided, however, in no event shall the Shareholders’ Representative be removed without the Company Shareholders holding a majority of the Company Ordinary Shares having first appointed a new Shareholders’ Representative who shall assume such duties immediately upon the removal of the Shareholders’ Representative. In the event of the death, incapacity, or removal of the Shareholders’ Representative, a new Shareholders’ Representative shall be appointed by the vote or written consent of the Company Shareholders holding a majority of the Company Ordinary Shares as of the date hereof and a copy of the written consent or minutes appointing such new Shareholders’ Representative shall be sent to SPAC, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by SPAC; provided that until such notice is received, SPAC and the Company shall be entitled to rely on the decisions and actions of the prior Shareholders’ Representative as described in this Section 12.11.

(f) The Shareholders’ Representative shall hold and be entitled to use the Shareholders’ Representative Fund, defined below, for the purposes of paying for, or reimbursing the Shareholders’ Representative for, any and all costs and expenses (including counsel and legal fees and expenses) incurred by the Shareholders’ Representative in connection with the protection, defense, enforcement or other exercise or fulfillment of any rights or obligations under this Agreement (collectively, the “Shareholders’ Representative Expenses”). The Shareholders’ Representative shall hold the Shareholders’ Representative Fund in a segregated bank account and shall not comingle it with any other funds (the “Representative Fund”. At such time as the Shareholders’ Representative deems appropriate, the Shareholders’ Representative shall distribute to the Company Shareholders (in accordance with their respective Pro Rata Portion) the remaining Shareholders’ Representative Fund. The Shareholders’ Representative will be promptly reimbursed by the Company Shareholders (based on their respective Pro Rata Portion) for Shareholders’ Representative Expenses not covered by the Shareholders’ Representative Fund upon demand.

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(g) The Company Shareholders, severally and not jointly (based on their Pro Rata Portion), agree to indemnify and hold harmless the Shareholders’ Representative (in his or her capacity as such) for and from any Loss or Liability he or she may incur or be subject to as a result of his duties hereunder or any of his actions or inactions as such, except as may result from the Shareholders’ Representative’s actions that would constitute fraud or willful misconduct.

(h) The Shareholders’ Representative shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Company Shareholder shall otherwise exist against the Shareholders’ Representative. The Shareholders’ Representative shall not be liable to any Company Shareholder relating to the performance of the Shareholders’ Representative’s duties or exercise of any rights under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Shareholders’ Representative constituted actual fraud or were taken or not taken in bad faith. The Shareholders’ Representative shall be indemnified and held harmless by the Company Shareholders against all losses, including costs of defense, paid or incurred in connection with any action, suit, proceeding or claim to which the Shareholders’ Representative is made a party by reason of the fact that the Shareholders’ Representative was acting as the Shareholders’ Representative pursuant to this Agreement; provided, however, that the Shareholders’ Representative shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Shareholders’ Representative constituted actual fraud or were taken or not taken in bad faith. The Shareholders’ Representative shall be protected in acting upon any notice, statement or certificate believed by the Shareholders’ Representative to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act in good faith on any matter. The Shareholders’ Representative, solely in his capacity as such, shall not be liable to SPAC or any Affiliate of SPAC by reason of this Agreement or the performance of the Shareholders’ Representative’s duties hereunder or otherwise. The foregoing indemnities will survive the Closing, the resignation or removal of the Shareholders’ Representative or the termination of this Agreement.

Section 12.12 No Recourse. Notwithstanding anything to the contrary contained herein, each Company Shareholder and the Company acknowledge and agree, both for themselves and their respective Shareholders and Affiliates, that no recourse under, based upon, arising out of or relating to this Agreement or any documents or agreements referenced herein may be had by any of them against any Affiliate of SPAC not a party to such document or agreement, any other Person or any such Affiliate’s or other Person’s respective direct or indirect former, current or future, Affiliates, general or limited partners, Shareholders, controlling persons, equityholders, managers, managing companies, members, directors, officers, employees, agents, Representatives, advisers, successors or assigns, actual or prospective financing sources or arrangers, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law.

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Section 12.13 Company Disclosure Schedule.

(a) The “Company Disclosure Schedule” means the disclosure schedule delivered by the Company to SPAC in connection with the execution and delivery of this Agreement (and as the same may be modified from time to time in accordance with the terms hereof).

(b) It is specifically acknowledged that the Company Disclosure Schedule may expressly provide exceptions to a particular Section of ARTICLE V notwithstanding that the Section does not state “except as set forth in Section ‘__’ of the Company Disclosure Schedule” or words of similar effect.

(c) Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Schedule is intended to vary the definition of “Company Material Adverse Effect” or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business.

(d) Each Section of the Company Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement and does not constitute, and shall not be construed as constituting, representations, warranties or covenants of any party, except as and to the extent provided in this Agreement. Certain matters set forth in the Company Disclosure Schedule are included for informational purposes only notwithstanding that, because they do not rise above applicable materiality thresholds or otherwise, they may not be required by the terms of this Agreement to be set forth herein. All attachments to the Company Disclosure Schedule are incorporated by reference into the Section of the Company Disclosure Schedule in which they are referenced.

Section 12.14 No Rescission. Following the Closing, no party shall be entitled to rescind the transactions contemplated hereby by virtue of any failure of any party’s representations and warranties herein to have been true or any failure by any party to perform its obligations hereunder.

Section 12.15 Trust Account Waiver. Reference is made to the final prospectus of SPAC, filed with the SEC (File No. 333-266363) on February 1, 2023 (the “Prospectus”). Each Company Party acknowledges and agrees and understands that SPAC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from a private placement occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public stockholders (including overallotment shares acquired by SPAC’s underwriters, the “Public Stockholders”), and SPAC may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of SPAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Company Party hereby agrees on behalf of itself and its representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company Parties nor any of its Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or any of its Representatives, on the one hand, and, the Company Parties or any of their Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). Each Company Party, on its own behalf and on behalf of its respective Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its respective Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with SPAC or its Affiliates).

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CETUS CAPITAL ACQUISITION CORP.

By:	/s/ Chung-Yi Sun
Name:	Chung-Yi Sun
Title:	Chief Executive Officer and President

MKD TECHNOLOGY INC.

By:	/s/ Ming-Chia Huang
Name:	Ming-Chia Huang
Title:	Chief Executive Officer

MING-CHIA HUANG

By:	/s/ Ming-Chia Huang
Name:	Ming-Chia Huang (in his capacity as the Shareholders’ Representative)

MKDWELL LIMITED

By:	/s/ Ming-Chia Huang
Name:	Ming-Chia Huang
Title:	Director

EXHIBIT A

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is dated as of [  ], [  ] by and between the undersigned shareholder (the “Holder”) and [  ], a BVI business company (“Pubco”).

A. Cetus Capital Acquisition Corp. (“SPAC”), MKD Technology Inc., a Taiwan company (the “Company”) and Ming-Chia Huang in his capacity as the Company shareholders’ representative (the “Shareholders’ Representative”), among other parties, entered into business combination agreement dated as of [  ], 2023 (the “Merger Agreement”).

B. The Holder is or will be the record and/or beneficial owner of certain Pubco Ordinary Shares pursuant to the Merger Agreement.

C. As a condition of, and as a material inducement for Company and SPAC to enter into and consummate the transactions contemplated by the Merger Agreement, the Holder has agreed to execute and deliver this Agreement.

D. Capitalized terms not defined herein shall have the same meanings as assigned in the Merger Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Lock-Up.

(a) During the Lock-up Period, the Holder agrees that it, he or she will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Lock-up Shares (as defined below), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-up Shares or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to the Lock-up Shares.

(b) In furtherance of the foregoing, during the Lock-up Period, the Pubco will (i) place a stop order on all the Lock-up Shares, including those which may be covered by a registration statement, and (ii) notify the Pubco’s transfer agent in writing of the stop order and the restrictions on the Lock-up Shares under this Agreement and direct the Pubco’s transfer agent not to process any attempts by the Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement.

(c) For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

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(d) The term “Lock-up Period” means the date that is 180 days after the Closing Date (as defined in the Merger Agreement).

2. Beneficial Ownership. The Holder hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any Pubco Ordinary Shares, or any economic interest in or derivative of such shares, other than those Pubco Ordinary Shares issued pursuant to the Merger Agreement (the “Merger Shares”). For purposes of this Agreement, the Merger Shares beneficially owned by the Holder, together with any other shares of SPAC Common Stock or Pubco Ordinary Shares, and including any securities convertible into, or exchangeable for, or representing the rights to receive SPAC Common Stock or Pubco Ordinary Shares, if any, acquired during the Lock-up Period are collectively referred to as the “Lock-up Shares,” provided, however, that such Lock-up Shares shall not include Pubco Ordinary Shares acquired by such Holder in open market transactions during the Lock-up Period.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer Lock-Up Shares in connection with (a) transfers or distributions to the Holder’s direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended) or to the estates of any of the foregoing; (b) transfers by bona fide gift to a member of the Holder’s immediate family or to a trust, the beneficiary of which is the Holder or a member of the Holder’s immediate family for estate planning purposes; (c) by virtue of the laws of descent and distribution upon death of the Holder; (d) pursuant to a qualified domestic relations order, (e) pledges of Lock-up Shares as security or collateral in connection with a borrowing or the incurrence of any indebtedness by the Holder, provided, however, that such borrowing or incurrence of indebtedness is secured by either a portfolio of assets or equity interests issued by multiple issuers, (f) transfers pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a change of control of Pubco; provided, however, that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Lock-Up Shares subject to this Agreement shall remain subject to this Agreement, (h) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act; provided, however, that such plan does not provide for the transfer of Lock-up Shares during the Lock-Up Period, (i) transfers to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of Pubco Ordinary Shares or the vesting of stock-based awards; and (j) transfers in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase Pubco Ordinary Shares; provided, however, that, in the case of any transfer pursuant to the foregoing (a) through (e) clauses, it shall be a condition to any such transfer that (i) the transferee/donee agrees to be bound by the terms of this Agreement (including, without limitation, the restrictions set forth in the preceding sentence) to the same extent as if the transferee/donee were a party hereto; and (ii) each party (donor, donee, transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act) to make, and shall agree to not voluntarily make, any filing or public announcement of the transfer or disposition prior to the expiration of the Lock-Up Period.

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3. Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the other that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is a binding and enforceable obligation of such party and, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound. The Holder has independently evaluated the merits of his/her/its decision to enter into and deliver this Agreement, and such Holder confirms that he/she/it has not relied on the advice of Company, Company’s legal counsel, or any other person.

4. No Additional Fees/Payment. Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

5. Notices. Any notices required or permitted to be sent hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by email, on the date that transmission is confirmed electronically, if by 4:00PM on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

(a) If to Pubco, to:

[PUBCO]

[Address]

Attention: Ming-Chia Huang

E-mail: [  ]

with a copy to (which shall not constitute notice):

Sichenzia Ross Ference, LLP

1185 Avenue of the Americas

31st Floor

New York, NY 10036

Attention:       David Manno

  Huan Lou

E-mail:             dmanno@srf.law

                         hlou@srf.law

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(b) If to the Holder, to the address set forth on the Holder’s signature page hereto, or to such other address(es) as any party may have furnished to the others in writing in accordance herewith.

6. Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

7. Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

8. Successors and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. The Holder hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by Company and its successors and assigns.

9. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

10. Amendment. This Agreement may be amended or modified by written agreement executed by each of the parties hereto.

11. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

12. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

13. Dispute Resolution. Section 12.06 of the Merger Agreement is incorporated by reference herein to apply with full force to any disputes arising under this Agreement.

14. Governing Law. Section 12.06 of the Merger Agreement is incorporated by reference herein to apply with full force to any disputes arising under this Agreement.

15. Controlling Agreement. To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with a provisions in the Merger Agreement, the terms of this Agreement shall control.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

[PUBCO]

By:
Name:	[ ]
Title:	[ ]

HOLDER:

[ ]

By:
Name:	[ ]
Title:	[ ]
Number of locked shares owned by Holder: [ ]
Number of unlocked shares owned by Holder: [ ]

Address:	[ ]
Email:	[ ]

EXHIBIT B

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

CETUS CAPITAL ACQUISITION CORP.

[•], 2023

Cetus Capital Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Cetus Capital Acquisition Corp.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 7, 2022 and amended and restated on January 31, 2023 (the “Certificate”).

2. This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and amends the provisions of the Certificate, was duly adopted by the Board of Directors of the Corporation by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the Delaware General Corporation Law (“DGCL”). This Second Amended and Restated Certificate has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Corporation.

3. This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

4. The text of the Certificate is hereby restated and amended in its entirety to read as follows:

FIRST:	The name of the corporation is Cetus Capital Acquisition Corp. (hereinafter referred to as the “Corporation”).

SECOND:	The address of the Corporation’s registered office in the State of Delaware is ______________________________. The name of the Corporation’s registered agent at such address is ____________________.

THIRD:	The nature of the business or purpose of the Corporation to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended from time to time (the “DGCL”).

FOURTH:	The total authorized capital stock of the Corporation will be One Hundred (100) shares of common stock, par value $0.0001 per share.

FIFTH:	(a)	The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of the Corporation.

	(b)	In furtherance of and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

	(c)	Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

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SIXTH:	(a)	To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

	(b)	Neither any amendment nor repeal of the foregoing provisions of this Article Seventh, nor adoption of any provision of this certificate of incorporation, the bylaws of the Corporation or any statute that is inconsistent with this Article Seventh, shall eliminate or reduce the effect of this Article Seventh in respect of any acts or omissions occurring prior to such amendment, repeal or adoption.

	(c)	If the DGCL is hereafter amended or supplemented to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of directors of the Corporation to the Corporation or its stockholders shall be eliminated or limited to the fullest extent permitted by such amended or supplemented DGCL.

	(d)	In the event that any of the provisions of this Article Seventh (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

SEVENTH:	Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

EIGHTH:	The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

[The remainder of this page is left intentionally blank.]

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IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this __________ day of ______, 2023.

Cetus Capital Acquisition Corp.

By:
Name:
Title:

EXHIBIT C

AMENDED AND RESTATED BY-LAWS
OF
CETUS CAPITAL ACQUISITION CORP.

Article I
OFFICES

Section 1.1. Registered Office. The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2. Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

Article II
STOCKHOLDERS MEETINGS

Section 2.1. Annual Meetings. Unless directors are elected by written consent in lieu of an annual meeting as permitted by applicable law or an annual meeting is otherwise not required by applicable law, an annual meeting of stockholders shall be held at such place and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders shall elect directors of the Corporation and may transact any other business as may properly be brought before the meeting. Stockholders may, unless the Corporation’s Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”), provides otherwise, act by written consent to elect directors; provided, however, that if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.

Section 2.2. Special Meetings. Except as otherwise required by applicable law or provided in the Certificate of Incorporation, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board or the President, by the Board, or by the Secretary at the request in writing of stockholders holding shares representing a majority of the voting power of the outstanding shares entitled to vote on the matter for which such meeting is to be called. The Secretary shall call such a meeting upon receiving such a request. Special meetings of stockholders shall be held at such place and time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

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Section 2.3. Notices. Notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat by the Corporation not less than 10 nor more than 60 days before the date of the meeting. If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto).

Section 2.4. Quorum. Except as otherwise provided by applicable law, the Certificate of Incorporation or these By-Laws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present at any meeting of the stockholders, the chairman of the meeting or the stockholders entitled to vote thereat so present, by a majority in voting power thereof, may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5. Voting of Shares.

(a) Voting Lists. The Secretary shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare, at least 10 days before each meeting of stockholders, a complete list of the stockholders of record entitled to vote thereat arranged in alphabetical order and showing the address and the number of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

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(b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxyholders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3(c)), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxyholder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority:

(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

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(d) Required Vote. The election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation or these By-Laws, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e) Inspectors of Election. The Board may appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at any meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6. Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting or by the stockholders present and entitled to vote thereat, by a majority in voting power thereof, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 2.7. Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board, or in the absence of such appointment, a chairman chosen at the meeting. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these By-Laws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

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Section 2.8. Consents in Lieu of Meeting. Unless otherwise provided by the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation to its registered office in the State of Delaware, the Corporation’s principal place of business, or the Secretary. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the date the earliest dated consent is delivered to the Corporation, a written consent or consents signed by a sufficient number of holders to take such action are delivered to the Corporation by delivery to the Corporation’s registered office in the State of Delaware, the Corporation’s principal place of business, or the Secretary. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. An electronic transmission consenting to the action to be taken and transmitted by a stockholder, proxyholder or a person or persons authorized to act for a stockholder or proxyholder shall be deemed to be written, signed and dated for purposes hereof if such electronic transmission sets forth or is delivered with information from which the Corporation can determine that such transmission was transmitted by a stockholder or proxyholder (or by a person authorized to act for a stockholder or proxyholder) and the date on which such stockholder, proxyholder or authorized person transmitted such transmission. The date on which such electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and delivered to the Corporation by delivery either to the Corporation’s registered office in the State of Delaware, the Corporation’s principal place of business, or the Secretary. Delivery made to the Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested. Notwithstanding the limitations on delivery in the previous sentence, consents given by electronic transmission may be otherwise delivered to the Corporation’s principal place of business or to the Secretary if, to the extent, and in the manner provided by resolution of the Board. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used; provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders were delivered to the Corporation as provided in this Section 2.8.

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Article III
DIRECTORS

Section 3.1. Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware.

Section 3.2. Number; Term. The number of directors of the Corporation shall be as determined from time to time by the Board, but no decrease in such number shall have the effect of shortening the term of any incumbent director. Except as otherwise provided in the Certificate of Incorporation, the directors shall be elected at the annual meeting of stockholders to hold office until the next succeeding annual meeting of stockholders. Each director shall hold office for the term for which such director is elected and until his or her successor shall have been elected and qualified, subject to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 3.3. Newly Created Directorships and Vacancies. Except as otherwise provided in the Certificate of Incorporation, vacancies resulting from death, resignation, retirement, disqualification, removal or other cause and newly created directorships resulting from an increase in the number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority vote of the directors then in office, even if less than a quorum, by a sole remaining director, or by the stockholders. Except as otherwise provided in the Certificate of Incorporation, if the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series may be filled only by a majority of the directors elected by such class or classes or series thereof then in office, by a sole remaining director so elected, or by the stockholders of such class or classes or series thereof. Except as otherwise provided in the Certificate of Incorporation, any director elected or chosen in accordance with this Section 3.3 shall hold office until the next annual election of directors and until his or her successor shall have been elected and qualified, subject to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 3.4. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, the Board shall have the authority to fix the compensation of directors. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for attending committee meetings.

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Article IV
BOARD MEETINGS

Section 4.1. Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2. Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places as shall from time to time be determined by the Board.

Section 4.3. Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board or President and (b) shall be called by the Chairman of the Board, President or Secretary on the written request of a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these By-Laws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4. Quorum; Required Vote. A majority of the Board, but in any event not less than one-third of the Whole Board (as defined below), shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these By-Laws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. “Whole Board” shall mean the total number of directors that the Corporation would have if there were no vacancies.

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Section 4.5. Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6. Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Article V
COMMITTEES OF DIRECTORS

Section 5.1. Establishment. The Board may designate one or more committees, each committee to consist of one or more of the directors. Each committee shall keep regular minutes of its meetings and report the same to the Board when required. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2. Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3. Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee.

Section 5.4. Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these By-Laws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these By-Laws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these By-Laws.

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Article VI
OFFICERS

Section 6.1. Officers. The officers of the Corporation elected by the Board shall be a Chairman of the Board, a President, a Treasurer, a Secretary and such other officers (including without limitation a Chief Financial Officer, Vice Presidents, Assistant Secretaries and Assistant Treasurers) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chairman of the Board or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these By-Laws or as may be prescribed by the Board or, if such officer has been appointed by the Chairman of the Board or President, as may be prescribed by the appointing officer.

(a) Chairman of the Board. The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall advise and counsel the President and other officers and shall exercise such powers and perform such duties as shall be assigned to or required of the Chairman of the Board from time to time by the Board or these By-Laws. The Chairman of the Board must be a director of the Corporation.

(b) President. The President shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board. In the absence (or inability or refusal to act) of the Chairman of the Board, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board.

(c) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

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(d) Secretary.

(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(e) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

(f) Treasurer. The Treasurer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation which from time to time may come into the Treasurer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board or the President may authorize).

(g) Assistant Treasurers. The Assistant Treasurer or, if there shall be more than one, the Assistant Treasurers in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Treasurer, perform the duties and exercise the powers of the Treasurer.

Section 6.2. Term of Office. The elected officers of the Corporation shall be elected annually by the Board at its first meeting held after each annual meeting of stockholders. All officers elected by the Board shall hold office until the next annual meeting of the Board and until their successors are duly elected and qualified or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chairman of the Board or President may also be removed, with or without cause, by the Chairman of the Board or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chairman of the Board or President may be filled by the Chairman of the Board or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

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Section 6.3. Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4. Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these By-Laws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

Article VII
SHARE CERTIFICATES

Section 7.1. Entitlement to Certificates. The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed in accordance with Section 7.3 representing the number of shares registered in certificate form. The Corporation shall not have power to issue a certificate representing shares in bearer form.

Section 7.2. Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights to be set forth in full or summarized on the face or back of any certificate which the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3. Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by (a) the Chairman of the Board, the President or a Vice President and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

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Section 7.4. Consideration and Payment for Shares

(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities.

(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5. Lost, Destroyed or Wrongfully Taken Certificates

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6. Transfer of Stock

(a) If a certificate representing shares of the Corporation is presented to the Corporation with an indorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

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(i) in the case of certificated shares, the certificate representing such shares has been surrendered;

(ii) (A) with respect to certificated shares, the indorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the indorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii) the Corporation has received a guarantee of signature of the person signing such indorsement or instruction or such other reasonable assurance that the indorsement or instruction is genuine and authorized as the Corporation may request;

(iv) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Section 7.7. Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8. Effect of the Corporation’s Restriction on Transfer

(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice sent by the Corporation to the registered owner of such shares within a reasonable time after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

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(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice sent by the Corporation to the registered owner of such shares within a reasonable time after the issuance or transfer of such shares.

Section 7.9. Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

Article VIII
INDEMNIFICATION

Section 8.1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding.

Section 8.2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, a Covered Person shall also have the right to be paid by the Corporation the expenses (including, without limitation, attorneys’ fees) incurred in defending, testifying, or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law (“DGCL”) requires, an advancement of expenses incurred by a Covered Person in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Covered Person, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such Covered Person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such Covered Person is not entitled to be indemnified for such expenses under this Article VIII or otherwise.

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Section 8.3. Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Covered Person may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Covered Person shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Covered Person to enforce a right to indemnification hereunder (but not in a suit brought by a Covered Person to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Covered Person has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Covered Person is proper in the circumstances because the Covered Person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Covered Person has not met such applicable standard of conduct, shall create a presumption that the Covered Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Covered Person, shall be a defense to such suit. In any suit brought by the Covered Person to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Covered Person is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4. Non-Exclusivity of Rights. The rights provided to Covered Persons pursuant to this Article VIII shall not be exclusive of any other right which any Covered Person may have or hereafter acquire under applicable law, the Certificate of Incorporation, these By-Laws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6. Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Covered Persons. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Covered Persons under this Article VIII.

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Section 8.7. Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these By-Laws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Covered Persons on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 8.8. Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9. Contract Rights. The rights provided to Covered Persons pursuant to this Article VIII shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Covered Person’s heirs, executors and administrators.

Section 8.10. Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Article IX
MISCELLANEOUS

Section 9.1. Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these By-Laws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

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Section 9.2. Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

(c) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is otherwise required, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or the Secretary. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board and prior action by the Board is otherwise required, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

Section 9.3. Means of Giving Notice.

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these By-Laws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

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(b) Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these By-Laws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in, Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.

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(d) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(e) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting which shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4. Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these By-Laws, a written waiver of such notice, signed before or after the date of such meeting by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

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Section 9.5. Meeting Attendance via Remote Communication Equipment.

(a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation, or these By-Laws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6. Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7. Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

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Section 9.8. Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these By-Laws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the President or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board, the President or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 9.9. Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10. Seal. The seal of the Corporation shall be in such form as shall from time to time be adopted by the Board. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11. Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12. Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the President or the Secretary. The resignation shall take effect at the time specified therein, or at the time of receipt of such notice if no time is specified or the specified time is earlier than the time of such receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13. Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14. Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, the President or any Vice President. Any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15. Amendments. The Board shall have the power to adopt, amend, alter or repeal the By-Laws. The By-Laws also may be adopted, amended, altered or repealed by the stockholders.

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EXHIBIT D

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of _______, 2023, is made and entered into by and among Cetus Capital Acquisition Corp., a Delaware corporation (the “SPAC”), Cetus Sponsor LLC, a Delaware limited liability company (the “Sponsor”), EF Hutton, division of Benchmark Investments, LLC (the “Representative”), the undersigned parties listed on the signature page hereto (each such party, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”), and [Pubco], a British Virgin Islands business company (the “Company”). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, on January 31, 2023, the SPAC, the Sponsor, the Representative and the Holders entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which the SPAC granted the Holders certain registration rights with respect to certain securities of the SPAC;

WHEREAS, the Company, the SPAC, MKD Technology Inc., a Taiwan corporation with registration number 28408583, MKDWELL Limited, a company incorporated in the British Virgin Islands with BVI Company Number 2121160 (“MKD BVI”), and Ming-Chia Huang, in his capacity as Shareholders’ Representative, have entered into a Business Combination Agreement (as the same may be amended, restated, supplemented or modified, the “Merger Agreement”) pursuant to which, among other things, (x) __________, a wholly-owned subsidiary of the Company, shall merge with and into MKD BVI with MKD BVI continuing as the surviving entity and a wholly-owned subsidiary of the Company, and (y) the SPAC shall merge with and into __________, a wholly-owned subsidiary of the Company, with SPAC continuing as the surviving entity and a wholly-owned subsidiary of the Company (the “SPAC Merger”);

WHEREAS, in connection with the SPAC Merger, the holders of SPAC Common Stock (as defined below) shall be issued ordinary shares of the Company (“Ordinary Shares”), and the holders of warrants to purchase shares of SPAC Common Stock shall be issued warrants to purchase Ordinary Shares (“Pubco Warrants”), in each case, in such amounts and subject to such terms and conditions as set forth in the Merger Agreement;

WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the Existing Registration Rights Agreement can be amended with the written consent of the SPAC and the Holders of at least a majority in interest of the Registrable Securities at the time in question;

WHEREAS, in connection with the closing of the transactions contemplated by the Merger Agreement, the SPAC, the Sponsor, the Representative and the other parties to the Existing Registration Rights Agreement desire to amend and restate the Existing Registration Rights Agreement in order to provide the Holders with certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

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“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Business Combination” shall mean any merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses, involving the SPAC.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble.

“Demand Registration” shall have the meaning given in subsection 2.1.1.

“Demanding Holder” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Extension Units” shall mean the units, each unit consisting of one share of SPAC Common Stock, one warrant, each whole warrant exercisable to purchase one share of SPAC Common Stock, and one right, each to receive one-sixth (1/6) of one share of SPAC Common Stock upon the consummation of the Business Combination, that may be issued, at the option of the lender, at a conversion price of $10.00 per unit, upon the conversion of up to $1,500,000 of loans made to the SPAC by the Sponsor or its affiliates or designees to extend the period of time the SPAC has to consummate a Business Combination.

“Extension Unit Lock-up Period” shall mean, with respect to Extension Units, including the securities underlying the Extension Units, and the securities issued or issuable upon the exercise or exchange of the securities underlying the Extension Units, that are held by the initial purchasers of such Extension Units or their Permitted Transferees, the period ending 30 days after the completion of the Business Combination.

“Form F-1” shall have the meaning given in subsection 2.1.1.

“Form F-3” shall have the meaning given in subsection 2.3.

“Founder Shares” shall mean the 1,725,000 shares of the SPAC’s Class B common stock, par value $0.0001 per share, initially purchased by the Sponsor. The term “Founder Shares” shall be deemed to include the shares of SPAC Common Stock and/or Ordinary Shares issuable upon conversion or exchange thereof.

“Founder Shares Lock-up Period” shall mean, with respect to the Founder Shares, the period ending on the earlier of (A) the six-month anniversary of the date of the consummation of the Business Combination or (B) subsequent to the Business Combination, (x) if the reported last sale price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, right issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

“Holders” shall have the meaning given in the Preamble.

“Insider Letter” shall mean that certain letter agreement, dated as of January 31, 2023, by and among the SPAC, the Sponsor and each of the SPAC’s officers, directors and director nominees.

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“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“Ordinary Shares” shall have the meaning given in the Recitals hereto

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Founder Shares Lock-up Period, Representative Shares Lock-up Period, Private Placement Lock-up Period, Working Capital Unit Lock-up Period, or Extension Unit Lock-up Period, as the case may be, under the Insider Letter, this Agreement, and any other applicable agreement between such Holder and the SPAC or the Company, as applicable, and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Private Placement Lock-up Period” shall mean, with respect to the Private Placement Units, including the securities underlying the Private Placement Units, and the securities issued or issuable upon the exercise or exchange of the securities underlying the Private Placement Units, that are held by the initial purchasers of such Private Placement Units, or their Permitted Transferees, the period ending 30 days after the completion of the Business Combination.

“Private Placement Units” shall mean the 286,875 units that the SPAC issued to the Sponsor pursuant to the Private Placement Unit Purchase Agreement between the SPAC and the Sponsor dated January 31, 2023, each unit consisting of one share of SPAC Common Stock, one redeemable warrant, each whole warrant exercisable to purchase one share of SPAC Common Stock, and one right, each to receive one-sixth (1/6) of one share of SPAC Common Stock upon the consummation of the Business Combination.

“Pro Rata” shall have the meaning given in subsection 2.1.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Founder Shares and the Ordinary Shares issued or issuable upon the conversion or exchange of any Founder Shares, (b) the Private Placement Units (including the shares of Common Stock (or Ordinary Shares, as applicable), warrants and rights underlying the Private Placement Units, and the shares of Common Stock (or Ordinary Shares, as applicable) issued or issuable upon the exercise or exchange of such securities), (c) any outstanding Ordinary Shares or any other equity security (including Ordinary Shares issued or issuable upon the exercise, exchange or conversion of any other equity security) of the Company held by a Holder as of immediately following the Closing (including, for avoidance of doubt, all Ordinary Shares to be issued to the Holders at the SPAC Merger Effective Time pursuant to the Merger Agreement), (d) any Working Capital Units (including the shares of Common Stock (or Ordinary Shares, as applicable), warrants and rights underlying the Working Capital Units, and the shares of Common Stock (or Ordinary Shares, as applicable) issued or issuable upon the exercise or exchange of such securities), (e) any Extension Units (including the shares of Common Stock (or Ordinary Shares, as applicable), warrants and rights underlying the Extension Units, and the shares of Common Stock (or Ordinary Shares, as applicable) issued or issuable upon the exercise or exchange of such securities), (f) any Representative Shares, and (g) any other equity security of the Company issued or issuable with respect to any security of the Company described in the foregoing clauses by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (e) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

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“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)	all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Ordinary Shares are then listed;

(B)	fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)	printing, messenger, telephone and delivery expenses;

(D)	reasonable fees and disbursements of counsel for the Company;

(E)	reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)	reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Representative” shall have the meaning given in the Recitals hereto.

“Representative Shares” shall mean the 57,500 shares of SPAC Common Stock that the SPAC issued to the Representative simultaneously with the closing of the SPAC’s initial public offering;

“Representative Shares Lock-up Period” shall mean, with respect to the Representative Shares that are held by the Representative or its Permitted Transferees, the later of i) the period ending 180 days after the effective date of the registration statement on Form S-1 (No. 333-266363) related to the SPAC’s initial public offering and ii) the consummation of the Business Combination.

“Requesting Holder” shall have the meaning given in subsection 2.1.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“SPAC Common Stock” shall mean the common stock, par value $0.0001 per share, of the SPAC.

“Sponsor” shall have the meaning given in the Recitals hereto.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

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“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Working Capital Unit” shall mean the units, each consisting of one share of SPAC Common Stock, one warrant, each whole warrant exercisable to purchase one share of SPAC Common Stock, and one right, each to receive one-sixth (1/6) of one share of SPAC Common Stock upon the consummation of the Business Combination, that may be issued, at the option of the lender, at a conversion price of $10.00 per unit, upon the conversion of up to $1,500,000 of loans made to the SPAC by the Sponsor (or its affiliates) or certain of the SPAC’s officers and directors in order to finance the SPAC’s transaction costs in connection with a Business Combination.

“Working Capital Unit Lock-up Period” shall mean, with respect to Working Capital Units, including the securities underlying the Working Capital Units, and the securities issued or issuable upon the exercise or conversion of the securities underlying the Working Capital Units, that are held by the initial purchasers of such Working Capital Units or their Permitted Transferees, the period ending 30 days after the completion of the Business Combination.

ARTICLE II

REGISTRATIONS

2.1 Demand Registration.

2.1.1 Request for Registration. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, at any time and from time to time on or after the date the SPAC consummates the Business Combination, the Holders of at least a majority in interest of the then-outstanding number of Registrable Securities (the “Demanding Holders”) may make a written demand for Registration under the Securities Act of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this subsection 2.1.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Form F-1 or any similar long-form registration statement that may be available at such time (“Form F-1”) has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form F-1 Registration have been sold, in accordance with Section 3.1 of this Agreement.

2.1.2 Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; and provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

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2.1.3 Underwritten Offering. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Ordinary Shares or other equity securities that the Company desires to sell and the Ordinary Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Ordinary Shares or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under subsection 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If, at any time on or after the date the SPAC consummates an initial Business Combination, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

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2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Ordinary Shares that the Company desires to sell, taken together with (i) the Ordinary Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Ordinary Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, pro rata, based on the respective number of Registrable Securities that each Holder has so requested exercising its rights to register its Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Ordinary Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Ordinary Shares or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

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2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3 Registrations on Form F-3. The Holders of Registrable Securities may at any time, and from time to time, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form F-3 or any similar short form registration statement that may be available at such time (“Form F-3”); provided, however, that the Company shall not be obligated to effect such request through an Underwritten Offering. Within five (5) days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form F-3, the Company shall promptly give written notice of the proposed Registration on Form F-3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on Form F-3 shall so notify the Company, in writing, within ten (10) days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than twelve (12) days after the Company’s initial receipt of such written request for a Registration on Form F-3, the Company shall file a Registration Statement relating to all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that the Company shall not be obligated to effect any such Registration pursuant to Section 2.3 hereof if (i) a Form F-3 is not available for such offering; or (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $10,000,000.

2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12 month period.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If at any time on or after the date the SPAC consummates an initial Business Combination the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

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3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the majority-in-interest of the Holders with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

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3.1.10 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders, or Underwriters to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representative or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $51,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

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3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than ninety (90) days in any 12-month period, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company. For the avoidance of doubt, the obligation to indemnify under this Section 4.1.2 shall be several, not joint and several, among the Holders of Registrable Securities, and the total indemnification liability of a Holder under this Section 4.1.2 shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.

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4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) delivery in person or by courier service providing evidence of delivery or (ii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: __________________________________________________, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

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5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Prior to the expiration of the Founder Shares Lock-up Period, the Private Placement Lock-up Period, the Working Capital Unit Lock-up Period, the Representative Shares Lock-up Period or the Extension Unit Lock-up Period, as the case may be, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement. After the expiration of the Founder Shares Lock-up Period, the Private Placement Lock-up Period, the Working Capital Unit Lock-up Period, the Representative Shares Lock-up Period or the Extension Unit Lock-up Period, as the case may be, the Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to any transferee.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

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5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6 Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.7 Term. This Agreement shall terminate upon the earlier of (i) January 31, 2033 or (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale and without compliance with the current public reporting requirements set forth under Rule 144(i)(2). The provisions of Section 3.5 and Article IV shall survive any termination.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Amended and Restated Registration Rights Agreement to be executed as of the date first written above.

Cetus Capital Acquisition Corp.

By:
Name:	Chung-Yi Sun
Title:	President & CEO

Cetus Sponsor LLC

By:	AWinner Limited, its Manager

By:
Name:	Chung-Yi Sun
Title:	Director

[Pubco]

By:
Name:
Title:

EF HUTTON, division of Benchmark Investments, LLC

as Representative of the several Underwriters

By:
Name:	Sam Fleischman
Title:	Supervisory Principal

[Signature Page to Amended and Restated Registration Rights Agreement]

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EXHIBIT E

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

Principal Amount: $[ __________ ]	Dated as of [ _____ ]

[ __________ ] (the “Payee”) shall have paid the principal amount of [ _____ ] Dollars ($[ _____ ]) to Cetus Capital Acquisition Corp., a Delaware corporation (the “Maker”), pursuant to the wire instructions set forth in Appendix A hereto on the date hereof. Maker promises to pay to the order of the Payee the principal amount of [ _____ ] Dollars ($[ _____ ]), all accrued and unpaid interest, and all other amounts payable under this Note in lawful money of the United States of America, on the terms and conditions described below. All payments on this Promissory Note (this “Note”) shall be made by check or wire transfer of immediately available funds or as otherwise determined by the Maker to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note.

1.	Principal. The principal amount, all accrued and unpaid interest, and all other amounts payable under this Note shall be payable promptly after the date on which the Maker consummates an initial business combination (a “Business Combination”) with a target business (as described in the Maker’s initial public offering prospectus dated January 31, 2023 (the “Prospectus”)), but in any event no later than August 2, 2024. The principal amount, all accrued and unpaid interest, and all other amounts payable under this Note may be prepaid at any time.

2.	Interest.

(a)	Interest Rate. The principal amount outstanding under this Note from time to time shall bear interest at a rate per annum of 5.27 per cent.

(b)	Computation of Interest. All computations of interest hereunder shall be made on the basis of a year of 365/366 days, as the case may be, and the actual number of days elapsed. Interest shall accrue daily and begin to accrue on the principal amount outstanding on the date of this Note. For any portion of the principal amount that is repaid, interest shall not accrue on the date on which such payment is made.

(c)	Interest Rate Limitation. If at any time the interest rate payable on the Note shall exceed the maximum rate of interest permitted under applicable law, such interest rate shall be reduced automatically to the maximum rate permitted.

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3.	Non-Convertible; Non-Recourse. This Note shall not be convertible into any securities of Maker, and Payee shall have no recourse with respect to the Payee’s ability to convert this Note into any securities of Maker.

4.	Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorney’s fees, second to any accrued and unpaid interest, third to the payment in full of any late charges and finally to the reduction of the unpaid principal balance of this Note.

5.	Representations and Warranties. The Maker represents and warrants to the Payee as follows:

(a)	Existence. The Maker is a company duly incorporated, validly existing, and in good standing under the laws of the state of its organization. The Maker has the requisite power and authority to own, lease, and operate its property, and to carry on its business.

(b)	Compliance with Law. The Maker is in compliance with all laws, statutes, ordinances, rules, and regulations applicable to or binding on the Maker, its property, and business.

(c)	Power and Authority. The Maker has the requisite power and authority to execute, deliver, and perform its obligations under this Note.

(d)	Authorization; Execution and Delivery. The execution and delivery of this Note by the Maker and the performance of its obligations hereunder have been duly authorized by all necessary corporate action in accordance with applicable law. The Maker has duly executed and delivered this Note.

6.	Events of Default. The following shall constitute an event of default (“Event of Default”):

(a)	Failure to Make Required Payments. Failure by Maker to pay any sums due under this Note within five (5) business days following the date when due.

(b)	Voluntary Liquidation, Etc. The commencement by Maker of a proceeding relating to its bankruptcy, insolvency, reorganization, rehabilitation or other similar action, or the consent by it to the appointment of, or taking possession by, a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(c)	Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker in an involuntary case under any applicable bankruptcy, insolvency or similar law, for the appointing of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for Maker or for any substantial part of its property, or ordering the winding-up or liquidation of the affairs of Maker, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

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(d)	Breach of Representations and Warranties. Any representation or warranty made by the Maker herein contains an untrue or misleading statement of a material fact as of the date made.

(e)	Failure to Give Notice. The Maker fails to give the notice of Event of Default specified in Section 7.

(f)	Purpose of Loan. The Maker fails to use the proceeds of the principal amount of this Note for the purpose of obtaining an extension to extend the date by which the Maker has to consummate a business combination.

7.	Notice of Event of Default. As soon as possible after it becomes aware that an Event of Default has occurred, and in any event within five (5) business days, the Maker shall notify the Payee in writing of the nature and extent of such Event of Default and the action, if any, it has taken or proposes to take with respect to such Event of Default.

8.	Remedies.

(a)	Upon the occurrence of an Event of Default, the Payee may, by written notice to Maker, declare this Note to be due immediately and payable, whereupon the unpaid principal amount and accrued interest of this Note, and all other amounts payable hereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b)	Upon the occurrence of an Event of Default specified in Sections 6(b) and 6(c), the unpaid principal balance and accrued interest of this Note, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of the Payee.

9.	Waivers. Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by the Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by the Payee.

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10.	Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by the Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by the Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker or affecting Maker’s liability hereunder.

11.	Notices. Any notice called for hereunder shall be deemed properly given if (i) sent by certified mail, return receipt requested, (ii) personally delivered, (iii) dispatched by any form of private or governmental express mail or delivery service providing receipted delivery or (iv) sent by facsimile or (v) to the following addresses or to such other address as either party may designate by notice in accordance with this Section:

If to Maker:

Cetus Capital Acquisition Corp.

[ __________ ]

Attention: [ __________ ]

With a copy to email address: [ __________ ]

If to Payee:

[ __________ ]
[ __________ ]

Attention: [ __________ ]

With a copy to email address: [ __________ ]

Notice shall be deemed given on the earlier of (i) actual receipt by the receiving party, (ii) the date shown on a facsimile transmission confirmation, (iii) the date reflected on a signed delivery receipt, or (iv) two (2) Business Days following tender of delivery or dispatch by express mail or delivery service.

12.	Construction. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

13.	Jurisdiction. The courts of the State of New York have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement (including a dispute relating to any non-contractual obligations arising out of or in connection with this agreement) and the parties submit to the exclusive jurisdiction of the courts of New York.

14.	Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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15.	Trust Waiver. The Payee has been provided a copy of the Prospectus. Notwithstanding anything herein to the contrary, the Payee hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any amounts contained in the trust account in which the proceeds of the initial public offering (the “IPO”) conducted by the Maker and the proceeds of the sale of securities in a private placement that occurred prior to the effectiveness of the IPO, as described in greater detail in the Prospectus, were placed, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim from the trust account or any distribution therefrom for any reason whatsoever. If Maker does not consummate a Business Combination, this Note shall be repaid only from amounts remaining outside of the trust account, if any.

16.	Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and the Payee.

17.	Assignment. No assignment or transfer of this Note or any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void.

18.	Further Assurance. The Maker shall, at its own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as the Payee may from time to time require as may be necessary to give full effect to this Note.

[The rest of this page is intentionally left blank]

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IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed on the day and year first above written.

CETUS CAPITAL ACQUISITION CORP.

By:
Name:	Chung-Yi Sun
Title:	Chief Executive Officer and Director

Accepted and Agreed:

[ __________ ]

By:
Name:	[ __________ ]
Title:	[ __________ ]

[Signature Page to Promissory Note]

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Appendix A

Wiring Instructions

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